PRELIMINARY PROXY STATEMENT DATED MARCH 13, 2007 — SUBJECT TO COMPLETION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Materials Pursuant to § 240.14a-12

EXPRESS SCRIPTS, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which the transaction applies:

Common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

198,750,014

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the product of (i) 466,549,329 shares of Caremark Rx, Inc. common stock (the sum of (x) 426,600,623 shares of Caremark Rx, Inc. common stock outstanding as of January 31, 2007 (as reported in the Caremark Rx, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006), (y) 19,987,000 shares of Caremark Rx, Inc. common stock issuable upon the exercise of outstanding options as of December 31, 2006 (as reported in the Caremark Rx, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006) and (z) 19,961,706 shares of Caremark Stock authorized to be issued under Caremark’s outstanding equity award plans as of December 31, 2005 (as reported in Caremark’s proxy statement on Schedule 14A filed by Caremark on April 7, 2006) (assuming the issuance of all such options and underlying shares) and (ii) the average of the high and low sales prices of Caremark Rx, Inc. common stock as reported on the New York Stock Exchange on March 12, 2007 ($60.39).

4)	Proposed maximum aggregate value of transaction:

$28,174,913,978.31

5)	Total fee paid:

$864,969.86 (based upon the product of $28,174,913,978.31 and the fee rate of $30.70 per million dollars set forth in Fee Rate Advisory #6 for Fiscal Year 2007)

☐ Fee paid previously with preliminary materials

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

$2,662,220.55

2)	Form, Schedule or Registration Statement No.:

Form S-4 (333-140001) and Schedule TO

3)	Filing Party:

Express Scripts, Inc.

4)	Date Filed:

January 16, 2007

PRELIMINARY PROXY STATEMENT DATED MARCH 13, 2007 — SUBJECT TO COMPLETION

13900 Riverport Drive
Maryland Heights, Missouri 63043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
May [  ], 2007

You are cordially invited to attend a Special Meeting of Stockholders of Express Scripts, Inc. a Delaware corporation (the “Company”) to be held at [          ], at [     ], local time, on May [     ], 2007 (the “special meeting”) to consider and vote upon

•	a proposal to approve the issuance of shares of the Company’s common stock, par value $0.01 per share in connection with the Company’s proposed acquisition of all of the outstanding shares of common stock, par value $0.001 per share, of Caremark Rx, Inc., a Delaware corporation (“Caremark”); and

•	a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal.

We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement of such meeting by the Company’s board of directors.

Only stockholders of record at the close of business on [          ], 2007 are entitled to notice of and to vote at the special meeting. At least ten days prior to the special meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the special meeting, during ordinary business hours, at the office of the Secretary of the Company at 13900 Riverport Drive, Maryland Heights, Missouri 63043. As a stockholder of record, you are cordially invited to attend the meeting in person.

The board of directors has determined that the share issuance in connection with the proposed acquisition of all of the outstanding shares of Caremark common stock is advisable for and in the best interest of the Company and its stockholders. The board of directors recommends that you vote “FOR” such issuance and “FOR” the adjournment proposal.

Even though you may plan to attend the special meeting in person, please vote by telephone or via the Internet, or execute the enclosed [COLOR] proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your [COLOR] proxy card. Should you attend the special meeting in person, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Thomas M. Boudreau
Senior Vice President, General Counsel and Secretary

13900 Riverport Drive
Maryland Heights, Missouri 63043
[          ], 2007

The enclosed proxy statement and the accompanying [COLOR] proxy card will be first sent or given to stockholders on or about [          ], 2007.

i

13900 Riverport Drive
Maryland Heights, Missouri 63043

SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished to the holders of Express Scripts common stock, par value $0.01 per share (the “Shares”), in connection with the solicitation of proxies by the board of directors of Express Scripts, Inc., a Delaware corporation (the “Company”), to be voted at the Special Meeting of Stockholders of the Company and any adjournment or postponement of such special meeting. The special meeting will be held at [     ], at [     ], local time, on May [     ], 2007, for the purposes described in this proxy statement and the accompanying Notice of Special Meeting of Stockholders.

At the special meeting, you will be asked to consider and to vote upon:

•	a proposal to approve the issuance of Shares in connection with the Company’s proposed acquisition of all of the outstanding shares of common stock, par value $0.001 per share, of Caremark Rx, Inc., a Delaware corporation (“Caremark”); and

•	a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal.

The Company is seeking to acquire all of the outstanding shares of Caremark common stock, par value $.001 per share (“Caremark Stock”), whether pursuant to the Exchange Offer and Second-Step Merger (each as defined below and described in this proxy statement) or pursuant to a negotiated transaction with Caremark or otherwise. On January 16, 2007, the Company commenced an exchange offer to acquire all outstanding shares of Caremark Stock in exchange for (1) $29.25 in cash, less applicable withholding taxes and without interest and (2) 0.426 Shares (together with the associated preferred stock purchase rights) per share of Caremark Stock. We have since amended the Exchange Offer to contemplate a price per share of Caremark Stock of (1) $29.25 in cash, less applicable withholding taxes and without interest, (2) 0.426 Shares (together with the associated preferred stock purchase rights) per share of Caremark Stock and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Company’s acceptance for exchange of shares of Caremark Stock in the Exchange Offer (as defined below) or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (ii) if applicable, termination or expiration of any agreement with the Federal Trade Commission (the “FTC”) not to accept shares of Caremark Stock for exchange in the offer. The Company reserves the right, in its sole discretion, at any time and from time to time, to change the consideration offered to Caremark stockholders in connection with the proposed Caremark acquisition, including by increasing or decreasing the exchange ratio and/or the cash (including the additional cash payments accruing on a daily basis in connection with the Exchange Offer); in this regard, the Company has previously announced that if it were permitted to conduct due diligence on Caremark and the Company was able to identify additional value beyond what it has already identified in its current analyses, including additional synergies, it would consider increasing the consideration offered to Caremark stockholders (any such increase may be in the form of additional cash and/or Shares, as may be determined advisable by the Company). However, under no circumstances will the Company issue in excess of [      ] Shares in connection with the proposed Caremark acquisition without re-soliciting and obtaining the additional approval of the Company’s stockholders. Accordingly, the Company is seeking authorization pursuant to the Share Issuance Proposal to issue an aggregate of up to [      ] Shares, which represents an additional [      ] Shares in excess of the 198,750,014 Shares which the Company currently anticipates would be issued in connection with the proposed Caremark acquisition as described in more detail in this proxy statement.

The Company has delivered a prospectus/offer to exchange to Caremark stockholders setting forth the terms of the exchange offer (such offer, as the terms may from time to time be amended and supplemented by the Company, the “Exchange Offer”). The Exchange Offer is the first step in our plan to acquire all of the outstanding shares of Caremark Stock. If the Company does not acquire all shares of Caremark Stock pursuant to the Exchange Offer, the Company intends to promptly after completion of the Exchange Offer seek to consummate a merger of Caremark with a wholly-owned subsidiary of the Company (the “Second-Step Merger”) in order to acquire all remaining shares of Caremark Stock that are not acquired in the Exchange Offer. In the Second-Step Merger, each remaining share of Caremark Stock (other than shares held in treasury by Caremark or shares already owned by the Company (or by their respective wholly-owned subsidiaries) and other than shares held by Caremark stockholders who properly exercise applicable dissenter’s rights under Delaware law, if available) will be converted into the right to receive the same number of Shares and the same amount of cash as are received by Caremark stockholders pursuant to the Exchange Offer.

As of the date of this proxy statement, the Company has not met with Caremark regarding the Company’s offer. If the share issuance proposal is approved by the Company’s stockholders, the Company reserves the right to issue Shares in connection with the Company’s proposed acquisition of all of the outstanding shares of Caremark Stock however effected, whether pursuant to the Exchange Offer and Second-Step Merger or pursuant to a negotiated transaction with Caremark or otherwise. Except as otherwise specifically set forth in this proxy statement, we refer to such transaction as the “proposed Caremark acquisition.”

The board of directors has determined that the issuance of Shares in connection with the proposed Caremark acquisition is advisable for and in the best interest of the Company and its stockholders. The board of directors recommends that you vote “FOR” such issuance and “FOR” the adjournment proposal.

This proxy statement and the accompanying [COLOR] proxy card will be first sent or given to stockholders on or about [     ], 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of the record date, [ ], 2007, and are entitled to vote at the special meeting, the board of directors is soliciting your proxy to vote at the special meeting. This proxy statement summarizes the information you need to know to vote at the special meeting.

What Am I Voting On?

You are being asked to consider two proposals:

•	a proposal to approve the issuance of Shares in connection with the proposed Caremark acquisition; and

•	a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal.

Why Is Stockholder Approval of the Share Issuance Required?

The Company is seeking to acquire all of the outstanding shares of Caremark Stock. In order to accomplish the proposed Caremark acquisition, we commenced the Exchange Offer to acquire all outstanding shares of Caremark Stock in exchange for (1) $29.25 in cash, less applicable withholding taxes and without interest, (2) 0.426 Shares (together with the associated preferred stock purchase rights) and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Company’s acceptance for exchange of shares of Caremark Stock in the Exchange Offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii) if applicable, termination or expiration of any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer. If the Exchange Offer is successful, we intend to seek to consummate the Second-Step Merger of Caremark with a wholly-owned subsidiary of the Company in order to acquire all remaining shares of Caremark Stock that are not acquired in the Exchange Offer. As described below, we may seek to consummate the proposed Caremark acquisition by other means.

Based upon publicly available information, the Company currently expects to issue 198,750,014 Shares in connection with the proposed Caremark acquisition. This number of Shares will be greater than 20% of the total number Shares outstanding prior to such issuance. The listing requirements of the Nasdaq Stock Market require that the Company’s stockholders approve any issuance of Shares in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Shares or securities convertible into or exercisable for Shares, (a) the Shares or other securities being issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (b) the number of Shares to be issued is or will be equal to or in excess of 20% of the number of Shares or other securities before such issuance. The Company reserves the right, in its sole discretion, at any time and from time to time, to change the consideration offered to Caremark stockholders in connection with the proposed Caremark acquisition, including by increasing or decreasing the exchange ratio and/or the cash (including the additional cash payments accruing on a daily basis in connection with the Exchange Offer); in this regard, the Company has previously announced that if it were permitted to conduct due diligence on Caremark and the Company was able to identify additional value beyond what it has already identified in its current analyses, including additional synergies, it would consider increasing the consideration offered to Caremark stockholders (any such increase may be in the form of additional cash and/or Shares, as may be determined advisable by the Company). However, under no circumstances will the Company issue in excess of [     ] Shares in connection with the proposed Caremark acquisition without re-soliciting and obtaining the additional approval of the Company’s stockholders. Accordingly, the Company is seeking authorization pursuant to the Share Issuance Proposal to issue an aggregate of up to [     ] Shares, which represents an additional [     ] Shares in excess of the 198,750,014 Shares which the Company currently anticipates would be issued in connection with the proposed Caremark acquisition as described in more detail in this proxy statement.

If the share issuance proposal is approved by the Company’s stockholders, the Company reserves the right to issue Shares in connection with the proposed Caremark acquisition however effected, whether pursuant to the Exchange Offer and Second-Step Merger or pursuant to a negotiated transaction with Caremark or otherwise. Stockholders are not being asked to vote separately on any of these potential transactions and no vote of the Company’s stockholders is required on such matters.

What Will Be the Effect of the Share Issuance?

Based on publicly available information as of the date of this proxy statement, the Company estimates that if all shares of Caremark Stock are acquired in the proposed Caremark acquisition on the current terms of the Exchange Offer and the Second-Step Merger, former Caremark stockholders would own, in the aggregate, approximately 57% of the outstanding Shares, representing approximately 57% of the aggregate voting power of all Shares. As discussed in the response to the previous question, the Company may issue more than 198,750,014 Shares in connection with the proposed Caremark acquisition.

How Do I Vote?

Stockholders of Record:  If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at [ ]

•	by Internet at [ ]

•	by completing and returning your [COLOR] proxy card

•	by written ballot at the special meeting

Street Name Holders:  Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or internet. Check your [COLOR] proxy card for more information. If you hold your shares in street name and wish to vote at the special meeting, you must obtain a legal proxy from your broker and bring that proxy to the special meeting.

Regardless of how your shares are registered, if you complete and properly sign the accompanying [COLOR] proxy card and return it to the address indicated, it will be voted as you direct.

Unless you give instructions on your [COLOR] proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the board of directors.

What Are The Voting Recommendations of the Board Of Directors?

The board of directors has determined that the issuance of Shares in connection with the proposed Caremark acquisition is advisable for and in the best interest of the Company and its stockholders. The board of directors recommends that you vote:

•	“FOR” the proposal to approve the issuance of Shares in connection with the proposed Caremark acquisition; and

•	“FOR” the proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the special meeting. If any other matter is properly brought before the special meeting, your signed [COLOR] proxy card gives authority to [                    ] to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the record date, which is [          ], 2007 (the “Record Date”), are entitled to receive notice of and to participate in the special meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the special meeting, or any postponements or adjournments of the special meeting.

How Many Votes Do I Have?

You will have one vote for every Share you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

[          ], consisting of one vote for each Share outstanding on the Record Date.

What Vote Is Required to Approve Each Proposal?

Approval of the proposal to issue Shares in connection with the proposed Caremark acquisition requires the affirmative vote of the holders of a majority of the Shares voted on the proposal provided that a quorum is present.

Approval of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on the proposal. If a quorum is not present or represented by proxy at the special meeting, then the special meeting may be adjourned by the person presiding over the special meeting or by the vote of a majority of the Shares, present in person or represented by proxy at the special meeting.

Shares represented by broker non-votes will not have the authority to vote at the special meeting and will not have any effect of the outcome of either proposal. However, under Delaware law, abstentions with respect to either proposal will be treated as a vote cast and will have the effect of a negative vote.

A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

If you return a proxy card without indicating your vote, your shares will be voted in accordance with the recommendation of the Company’s board of directors as follows:

•	“FOR” the approval of the issuance of Shares in connection with the proposed Caremark acquisition;

•	“FOR” the proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal; and

•	in accordance with the recommendation of management on any other matter that may properly be brought before the special meeting and any adjournment or postponement of the special meeting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of the Shares outstanding on the Record Date, or [          ] votes, must be present in person, or by proxy, at the special meeting in order to constitute a quorum necessary to conduct the special meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum.

We urge you to vote your Shares by telephone or via the Internet, or by executing the enclosed [COLOR] proxy card and mailing it promptly even if you plan to attend the special meeting so that we will know as soon as possible that a quorum has been achieved.

Can I Change My Vote or Revoke My Proxy?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or Internet or send a written notice of revocation to the Company’s Secretary at the address on the cover of this proxy statement. Also, if you attend the special meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

Will I Have Dissenters’ Rights if I Do Not Support the Issuance of Shares in Connection with the proposed Caremark acquisition?

No. The Company’s stockholders will not be entitled to appraisal or similar dissenters’ rights pursuant to the proposed Caremark acquisition, including if effected pursuant to the Exchange Offer and the Second-Step Merger.

Will I Have Preemptive Rights in Connection with the Share Issuance?

No. The Company’s stockholders will not be entitled to any preemptive rights in connection with the share issuance in connection with the proposed Caremark acquisition.

SUMMARY TERMS OF THE EXCHANGE OFFER AND SECOND-STEP MERGER

Below is a summary of the terms of the Company’s Exchange Offer (and anticipated Second-Step Merger) to acquire all of the outstanding shares of Caremark Stock. This summary highlights selected information from this proxy statement, and may not contain all of the information that is important to you. To better understand the Exchange Offer, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” However, the Company reserves the right to amend or terminate the Exchange Offer for, among other reasons, to negotiate and enter into a merger or other form of acquisition agreement with Caremark. In such event, the share issuance contemplated by this proxy statement may still be consummated if the proposal related thereto to be voted on at the special meeting is approved by our stockholders. Accordingly, the transaction by which Caremark is acquired and shares of the Company’s common stock are issued may differ from the terms of the Exchange Offer and Second-Step Merger and may be in such form as the Company’s board of directors and management shall ultimately determine.

The Companies

Express Scripts (See page [  ])

The Company is one of the largest pharmacy benefit managers in North America and it provides a full range of pharmacy benefit management services, including retail drug card programs, home delivery pharmacy services, specialty services, drug formulary management programs and other clinical management programs for thousands of client groups that include HMOs, health insurers, third party administrators, employers, union-sponsored benefit plans and government health programs.

Caremark (See page [  ])

Caremark is a leading pharmaceutical services company in the United States. Caremark’s operations are conducted primarily through its subsidiaries, Caremark Inc. and CaremarkPCS (f/k/a AdvancePCS) and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark’s customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, Caremark, through its SilverScript insurance subsidiary, is a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

The Exchange Offer (See page [  ])

The Company has offered to exchange each outstanding share of Caremark Stock that is validly tendered and not properly withdrawn prior to the expiration date for (1) $29.25 in cash, less any applicable withholding taxes and without interest, (2) 0.426 Shares (together with the associated preferred stock purchase rights) and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Company’s acceptance for exchange of shares of Caremark Stock in the Exchange Offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii) if applicable, termination or expiration of any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer. The last day the additional cash consideration will accrue on the shares of Caremark Stock will (1) in the case of clause (B), include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A), include the expiration date of the Exchange Offer. The additional cash consideration is conditioned upon acceptance of shares of Caremark Stock for exchange in the Exchange Offer and will be paid at the same time as the other consideration paid in the Exchange Offer. Each Caremark stockholder who tenders shares of Caremark Stock in the Exchange Offer will be entitled to receive cash in lieu of any fractional Shares that would otherwise have been delivered to such stockholder in connection with the Exchange Offer, after aggregating all fractional Shares that would otherwise have been issued to the stockholder. The Company has reserved the right, in its sole discretion, at any time and from time, to change the exchange ratio, the amount of Shares and cash offered to Caremark stockholders (including the additional cash payments accruing on a daily basis in connection with the Exchange Offer) but has announced that it currently does not intend to do so. Following the Exchange Offer, the Company intends to cause the Second-Step Merger to occur, pursuant to which shares of Caremark Stock owned by any remaining stockholders of Caremark would be converted into the right to receive the same consideration received by Caremark stockholders in the Exchange Offer.

Reasons for the Share Issuance (See page [  ])

The Company’s board of directors has determined that the issuance of Shares in connection with the proposed Caremark acquisition is in the best interests of the Company and its stockholders for the following reasons:

•	As a combined company, the Company and Caremark will continue to offer the high-quality service that plan sponsors and patients have come to expect. The combined company will be a recognized leader in generic utilization and other drug cost management programs. It will benefit from the unique growth opportunities in the industry, as well as from broader and more comprehensive specialty management capabilities.

•	The Company believes the combined business of the Company and Caremark can be operated more efficiently than either company on its own. We believe that net pre-tax operating synergies of approximately $500 million can be achieved from improved purchasing scale and operating efficiencies.

•	The Company estimates that 70% — 80% of these net synergies will be derived from improved purchasing scale. Specifically, these savings will be derived from lower retail and home delivery drug costs, lower specialty pharmacy drug costs, and increased manufacturing discounts.

•	The remaining 20% — 30% of these net synergies are expected to be derived from improved operating efficiencies. These savings include eliminating duplicative facilities and/or functions resulting in lower direct processing costs and general support and administrative costs. We also expect the elimination of certain duplicative fees and expenses such as SEC reporting, auditing, and other public company costs that Caremark currently absorbs.

•	The combined company will have a strong financial profile driven by consistent and increasing cash flow. Before synergies, the two companies generated 2006 EBITDA of approximately $2.8 billion. In addition, the Company expects that the transaction will be neutral to GAAP earnings per share in the first full year following consummation, and significantly accretive thereafter. Excluding transaction-related amortization, the combination of the Company and Caremark will be significantly accretive to earnings per share beginning the first full year following consummation.

Additionally, in reaching its decision to pursue the acquisition of all of the outstanding shares of Caremark Stock, the board of directors of the Company considered a number of other factors. In view of the wide variety of factors considered by the Company’s board of directors, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it.

Conditions of the Exchange Offer (See page [  ], Annex A)

The Company’s obligations to purchase shares of Caremark Stock in the Exchange Offer is subject to number of conditions, including approval of issuance of Shares in connection with the proposed Caremark acquisition by the Company’s stockholders, there having occurred no material adverse effect on Caremark or its business, there having been tendered into the Exchange Offer a majority of the outstanding shares of Caremark Stock on a fully diluted basis, the Company having satisfactorily completed confirmatory due diligence on Caremark, expiration of the applicable waiting periods under the HSR Act, and, if applicable, any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer, and the receipt by the Company of the funds contemplated by the financing commitment from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. The Company has reserved the right to amend or waive many of the conditions to the Exchange Offer prior to the expiration of the Exchange Offer, subject to compliance with applicable law.

Ownership of the Combined Company After the Exchange Offer (See page [  ])

Based on certain assumptions regarding the number of Caremark shares to be exchanged, the Company estimates that if all shares of Caremark Stock are acquired in the proposed Caremark acquisition on the current terms of the Exchange Offer and the Second-Step Merger, former Caremark stockholders would own, in the aggregate, approximately 57% of the outstanding shares of the Company’s common stock, representing approximately 57% of the aggregate voting power of all Shares. Therefore, the issuance of shares of the Company’s common stock may trigger a change in control under the Company’s outstanding credit facility as well as under certain contracts the Company has with third parties. If the Company successfully consummates the proposed Caremark acquisition, it will refinance its existing credit facility in connection with the closing of such acquisition pursuant to a commitment it has received from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. with respect to the proposed Caremark acquisition. This financing commitment was filed as an exhibit to the Company’s Tender Offer Statement on Schedule TO filed with the SEC on January 16, 2007 and stockholders who wish to review this financing commitment may obtain a copy free of charge from the SEC at the SEC’s website (www.sec.gov). The Company does not currently believe that the Share Issuance will have a material adverse effect on its existing contracts with third parties.

Interest of Executive Officers and Directors of the Company in the Exchange Offer (See page [  ])

Except as set forth in this proxy statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Caremark. We do not believe that the Exchange Offer and the Second-Step Merger will be deemed to be a change in control impacting grants under any of our long-term incentive or stock option plans, or a change in control under any employment agreement between the Company and any of its employees. For the avoidance of doubt, however, each member of our senior management has waived and modified the terms of their grants under our current long-term incentive plan and the terms of their employment agreements such that the proposed Caremark acquisition would not constitute a change in control. As a result, no options or other equity grants held by such persons will vest as a result of the Exchange Offer and the Second-Step Merger.

Appraisal/Dissenter’s Rights (See page [  ])

No dissenters’ or appraisal rights are available to the Company’s stockholders in connection with the share issuance proposal, the exchange offer or the Second-Step Merger.

Material Federal Income Tax Consequences (See page [  ])

Assuming that certain factual assumptions are correct and certain other conditions are satisfied, the Exchange Offer and Second-Step Merger will qualify as a reorganization for tax purposes and (i) holders of Shares will not be subject to tax as a result of the Exchange Offer and Second-Step Merger and (ii) neither the Company nor Caremark will be subject to tax as a result of the Exchange Offer and Second-Step Merger.

Accounting Treatment (See page [  ])

If consummated, the Company will account for the proposed Caremark acquisition under the purchase method of accounting for business transactions. In determining the acquirer for accounting purposes, the Company considered the factors required under the accounting principles generally accepted in the U.S. (“U.S. GAAP”). The Company will be considered the acquirer of Caremark for accounting purposes.

Regulatory Approval and Status (See page [  ])

Antitrust Clearance

The proposed Caremark acquisition is subject to review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and state authorities pursuant to applicable and state antitrust laws. Under the HSR Act, the Exchange Offer and the Second-Step Merger may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

On January 3, 2007, the Company filed the required notification and report form with respect to the proposed Caremark acquisition with the Antitrust Division and the FTC. On January 31, 2007, the Company announced that it intended to voluntarily withdraw, and on February 2, 2007 it voluntarily withdrew, the required notification and report form with respect to the Exchange Offer and Second-Step Merger filed with the FTC and Antitrust Division. On February 6, 2007, the Company re-filed the required notification and report form with the FTC and Antitrust Division. On March 8, 2007, prior to the expiration of the waiting period under the HSR Act, the Company received a request for additional information, commonly referred to as a second request, from the FTC. The waiting period has now been extended until 12:00 midnight, New York City time, on the thirtieth day after the Company has made a proper response to that request as specified by the HSR Act and the implementing rules. Thereafter, the waiting period can be extended only by court order or as agreed to by the Company. We believe that we will be able to complete the proposed Caremark acquisition no later than the third quarter of 2007.

Other Regulatory Approvals

As further described in the section of this proxy statement entitled “Risk Factors,” the businesses of the Company and Caremark are subject to various federal, state and local laws and regulations, among other things, in relation to: health care laws and regulations and regulations applicable to licensing and operation of pharmacies and other health care professionals; Medicare, Medicaid and other government reimbursement programs; the Health Insurance Portability and Accountability Act, or “HIPAA”; the storage, advertisement, promotion, sale and distribution of controlled substances and other products. Certain of these laws and regulations may require filings or approvals in connection with the proposed Caremark acquisition, if consummated.

Insurance Regulatory Clearance

According to Caremark’s Quarterly Report on Form 10-K for the fiscal year ended December 31, 2006, Caremark owns SilverScript Insurance Company, an insurance company which is domiciled in Tennessee. Accordingly, before it can acquire indirect control of SilverScript through its acquisition of all of the outstanding shares of common stock of Caremark, the Company will be required to obtain regulatory clearance from the Tennessee Insurance Commissioner. The Company is in the process of seeking regulatory clearance from the Tennessee Department of Commerce and Insurance and does not expect any issues or delays in connection therewith.

Risk Factors (See page [  ])

If the proposed Caremark acquisition is consummated, the combined company will be subject to several risks which you should carefully consider when considering how to vote at the special meeting.

THE SPECIAL MEETING

Express Scripts

The Company is a Delaware corporation with principal executive offices at 13900 Riverport Drive, Maryland Heights, Missouri 63043. The telephone number of the Company’s executive offices is (314) 770-1666. The Company is one of the largest pharmacy benefit managers in North America and it provides a full range of pharmacy benefit management services, including retail drug card programs, home delivery pharmacy services, specialty services, drug formulary management programs and other clinical management programs for thousands of client groups that include HMOs, health insurers, third party administrators, employers, union-sponsored benefit plans and government health programs.

Time, Date, Place and Purpose

The special meeting will be held at [                    ] at [     ], local time, on May [  ], 2007.

Stockholders are being asked to consider two proposals at the special meeting:

•	a proposal to approve the issuance of Shares (the “Share Issuance”) in connection with the proposed Caremark acquisition (the “Share Issuance Proposal”); and

•	a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance if there are not sufficient votes for that proposal (the “Adjournment Proposal”).

We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement of such meeting by the Company’s board of directors. If any other matters or motions properly should be properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the special meeting.

The board of directors has determined that the Share Issuance is advisable for and in the best interest of the Company and its stockholders. The board of directors recommends that stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Record Date and Shares Entitled to Vote

Only holders of record of our Shares at the close of business on [          ], 2007 (the “Record Date”) are entitled to notice of and to vote at the special meeting. Holders of record of Shares on the Record Date are entitled to cast one vote per Share on any matter properly brought before the special meeting.

On the Record Date there were [          ] outstanding Shares. Unless otherwise provided, all references to Shares have been adjusted to reflect all of the Company’s previous stock splits, including the two separate two-for-one stock splits effective June 24, 2005 and June 22, 2001, respectively, each of which was effected in the form of a stock dividend of one share for each outstanding Share to holders of record.

Voting Procedures

Stockholders of Record:  If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at [ ]

•	by Internet at [ ]

•	by completing and returning your [COLOR] proxy card

•	by written ballot at the special meeting

Street Name Holders:  Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or internet. Check your [COLOR] proxy card for more information. If you hold your shares in street name and wish to vote at the special meeting, you must obtain a legal proxy from your broker and bring that proxy to the special meeting.

We urge you to vote your Shares by telephone or via the Internet, or by executing the enclosed [COLOR] proxy card and mailing it promptly even if you plan to attend the special meeting so that we will know as soon as possible that a quorum has been achieved.

Vote Required

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the Shares voted on the proposal provided that a quorum is present.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy at the special meeting and entitled to vote on the proposal. If a quorum is not present or represented by proxy at the special meeting, then the special meeting may be adjourned by the person presiding over the special meeting or by the vote of a majority of the Shares, present in person or represented by proxy at the special meeting.

Shares represented by broker non-votes will not have the authority to vote at the special meeting and will not have any effect of the outcome of either proposal. However, under Delaware law, abstentions with respect to either proposal will be treated as a vote cast and will have the effect of a negative vote.

A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. If you return a proxy card without indicating your vote, your shares will be voted in accordance with the recommendation of the Company’s board of directors as follows:

•	“FOR” the Share Issuance Proposal;

•	“FOR” the Adjournment Proposal; and

•	in accordance with the recommendation of management on any other matter that may properly be brought before the special meeting and any adjournment or postponement of the special meeting.

Quorum

The holders of a majority of the aggregate voting power of the Shares outstanding on the Record Date, or [     ] votes, must be present in person, or by proxy, at the special meeting in order to constitute a quorum necessary to conduct the special meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum.

We urge you to vote your Shares by telephone or via the Internet, or by executing the enclosed [COLOR] proxy card and mailing it promptly even if you plan to attend the special meeting so that we will know as soon as possible that a quorum has been achieved.

Proxy Solicitation

The Company will bear the cost of the solicitation of proxies for the special meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, the Internet, facsimile or other means by the Company’s officers, directors and employees, without special compensation for such activities. We have also hired MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of no more than $[     ] plus reasonable out-of-pocket expenses, which will be paid by the Company.

Revocation of Proxies

A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. For votes submitted by telephone or via the Internet, follow the instructions on the accompanying proxy concerning revocations by telephone or via the Internet. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by the Company, Inc., 13900 Riverport Drive, Maryland Heights, Missouri 63043, Attention: Secretary, at or before the vote to be taken at the special meeting.

The Company’s Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL 1

ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK
IN CONNECTION WITH THE COMPANY’S PROPOSED CAREMARK ACQUISITION

General

You are being asked to consider and vote upon the Share Issuance Proposal, which is described in more detail below.

The Company is seeking to acquire all of the outstanding shares of Caremark Stock. In order to accomplish this, we commenced the Exchange Offer to acquire all outstanding shares of Caremark Stock in exchange for (1) $29.25 in cash, less applicable withholding taxes and without interest, (2) 0.426 Shares (together with the associated preferred stock purchase rights) per share of Caremark Stock and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Company’s acceptance for exchange of shares of Caremark Stock in the Exchange Offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii) if applicable, termination or expiration of any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer. The last day the additional cash consideration will accrue on the shares of Caremark Stock will (1) in the case of clause (B), include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A), include the expiration date of the Exchange Offer. The additional cash consideration is conditioned upon acceptance of shares of Caremark Stock for exchange in the Exchange Offer and will be paid at the same time as the other consideration paid in the Exchange Offer. If the Exchange Offer is successful, we intend to seek to consummate the Second-Step Merger of Caremark with and into a wholly-owned subsidiary of the Company in order to acquire all remaining shares of Caremark Stock that are not acquired in the Exchange Offer. However, if the share issuance proposal is approved by the Company’s stockholders, the Company reserves the right to issue Shares in connection with the proposed Caremark acquisition however effected, whether pursuant to the Exchange Offer and Second-Step Merger or pursuant to a negotiated transaction with Caremark or otherwise. Stockholders are not being asked to vote separately on any of these potential transactions and no vote of the Company’s stockholders is required on such matters.

Nasdaq Marketplace Rule 4350(i)(1)(C)(ii) requires that the Company’s stockholders approve any issuance of Shares in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Shares or securities convertible into or exercisable for Shares, (a) the Shares or other securities being issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (b) the number of Shares to be issued is or will be equal to or in excess of 20% of the number of Shares or other securities before such issuance.

Based upon publicly available information, the Company currently expects to issue 198,750,014 Shares in connection with the proposed Caremark acquisition. We determined this estimate of the number of Shares potentially to be issued in connection with the proposed Caremark acquisition by multiplying the 0.426 exchange ratio proposed to be paid in the Exchange Offer by the fully diluted amount of shares of Caremark Stock outstanding as determined by reference to Caremark’s public filings, assuming for this purpose that (i) there were 426,600,623 shares of Caremark common stock outstanding as of January 31, 2007, (ii) there were

19,987,000 shares of Caremark Stock issuable pursuant to the exercise of Caremark options and warrants outstanding on December 31, 2006 and (iii) there were 19,961,706 shares of Caremark Stock authorized to be issued under Caremark’s outstanding equity award plans as of December 31, 2005. This number of Shares will be greater than 20% of the total number Shares outstanding prior to such issuance. The Company reserves the right, in its sole discretion, at any time and from time to time, to change the consideration offered to Caremark stockholders in connection with the proposed Caremark acquisition, including by increasing or decreasing the exchange ratio and/or the cash (including the additional cash payments accruing on a daily basis in connection with the Exchange Offer); in this regard, the Company has previously announced that if it were permitted to conduct due diligence on Caremark and the Company was able to identify additional value beyond what it has already identified in its current analyses, including additional synergies, it would consider increasing the consideration offered to Caremark stockholders (any such increase may be in the form of additional cash and/or Shares, as may be determined advisable by the Company). However, under no circumstances will the Company issue in excess of [     ] Shares in connection with the proposed Caremark acquisition without re-soliciting and obtaining the additional approval of the Company’s stockholders. Accordingly, the Company is seeking authorization pursuant to the Share Issuance Proposal to issue an aggregate of up to [     ] Shares, which represents an additional [     ] Shares in excess of the 198,750,014 Shares which the Company currently anticipates would be issued in connection with the proposed Caremark acquisition as described in more detail above.

The Company’s board of directors has determined that the Share Issuance is advisable for and in the best interests of the Company and its stockholders. Accordingly, the board of directors has adopted a resolution approving the Share Issuance and recommends that stockholders vote “FOR” the Share Issuance Proposal.

The Company has separately filed a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the Shares to be issued to the stockholders of Caremark in connection with the proposed Caremark acquisition. Stockholders who wish to review the Registration Statement may obtain a copy free of charge from the SEC at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.

Effect of Stockholder Approval

As described in more detail above in the subheading “General”, based upon publicly available information, the Company currently expects to issue 198,750,014 Shares in connection with the proposed Caremark acquisition, which would result in former Caremark stockholders owning, in the aggregate, approximately 57% of the outstanding Shares, representing approximately 57% of the aggregate voting power of all Shares. Therefore, the proposed Caremark acquisition and Share Issuance may trigger a change in control under the Company’s outstanding credit facility as well as under certain contracts the Company has with third parties. If the Company successfully acquires all of the outstanding shares of Caremark Stock, it will refinance its existing credit facility in connection with the closing of such acquisition pursuant to commitments it has received from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. with respect to the proposed Caremark acquisition. The Company does not currently believe that the Share Issuance will have a material adverse effect on its existing contracts with third parties.

Preemptive Rights

Holders of Shares will not have preemptive rights in connection with the Share Issuance.

Dissenters’ Rights

Under Delaware law, the Company’s stockholders who dissent from the Share Issuance in connection with the Exchange Offer and the Second-Step Merger will not have any rights of appraisal or similar rights.

Recommendation of the Board of Directors

The Company’s board of directors has determined that the transactions contemplated by the proposed Caremark acquisition and the Share Issuance in connection therewith is in the best interests of the Company and its stockholders, has unanimously approved the proposed Caremark acquisition and Share Issuance and recommends that stockholders vote “FOR” the Share Issuance Proposal.

THE EXCHANGE OFFER AND THE SECOND-STEP MERGER

Terms of the Exchange Offer

On December 18, 2006, the Company proposed a business combination of the Company and Caremark. Because the board of directors of Caremark rejected the Company’s offer, the Company commenced the Exchange Offer on January 16, 2007. Under the current terms of the Exchange Offer, the Company is offering to exchange (1) $29.25 in cash, less applicable withholding taxes and without interest, (2) 0.426 Shares (together with the associated preferred stock purchase rights) for each outstanding share of Caremark Stock not owned by the Company or its subsidiaries and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Company’s acceptance for exchange of shares of Caremark Stock in the Exchange Offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii) if applicable, termination or expiration of any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer. The last day the additional cash consideration will accrue on the shares of Caremark Stock will (1) in the case of clause (B), include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A), include the expiration date of the Exchange Offer. The additional cash consideration is conditioned upon acceptance of shares of Caremark Stock for exchange in the Exchange Offer and will be paid at the same time as the other consideration paid in the Exchange Offer. Each Caremark stockholder who tenders shares of Caremark Stock in the Exchange Offer will be entitled to receive cash in lieu of any fractional Shares that would otherwise have been delivered to such stockholder in connection with the Exchange Offer, after aggregating all fractional Shares that would otherwise have been issued to the stockholder. The Company has reserved the right, in its sole discretion, at any time and from time, to change the exchange ratio, the amount of Shares and cash offered to Caremark stockholders (including the additional cash payments accruing on a daily basis in connection with the Exchange Offer) but has announced that it currently does not intend to do so. Following the Exchange Offer, the Company intends to cause the Second-Step Merger to occur, pursuant to which shares of Caremark Stock owned by any remaining stockholders of Caremark would be converted into the right to receive the same consideration received by Caremark stockholders in the Exchange Offer.

Description of Caremark

Caremark, a Delaware corporation, is a leading pharmaceutical services company in the United States. Caremark’s operations are conducted primarily through its subsidiaries, Caremark Inc. and CaremarkPCS (f/k/a AdvancePCS), and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark’s customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, Caremark, through its SilverScript insurance subsidiary, is a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

Caremark operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, 21 specialty mail service pharmacies and the industry’s only repackaging plant regulated by the Food & Drug Administration. Through its Accordant disease management offering, Caremark also provides disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer and in addition to (and not in limitation of) the Company’s right to extend and amend the Exchange Offer at any time, in its discretion, the Company shall not be required to accept for exchange any shares of Caremark Stock tendered pursuant to the Exchange Offer, shall not be required to make any exchange for shares of Caremark Stock accepted for exchange and may extend, terminate or amend the Exchange Offer, if immediately prior to the expiration of the Exchange Offer (or substantially concurrently therewith), in the judgment of the Company, any one or more of the following conditions shall not have been satisfied:

•	Caremark stockholders having validly tendered and not withdrawn prior to the expiration of the Exchange Offer at least a majority of the outstanding shares of Caremark Stock on a fully-diluted basis.

•	The Agreement and Plan of Merger dated as of November 1, 2006, as amended, by and among CVS Corporation (“CVS”), Caremark and a wholly owned subsidiary of CVS (the “Caremark/CVS Merger Agreement”) shall have been validly terminated on terms reasonably satisfactory to the Company, and the Company reasonably believing that Caremark could not have any liability, and CVS not having asserted any claim of liability or breach against Caremark, in connection with the Caremark/CVS Merger Agreement other than with respect to the possible payment of the termination fee required thereby.

•	The board of directors of Caremark having approved the Exchange Offer and the Second-Step Merger pursuant to the requirements of Section 203 (i.e., the Delaware “anti-takeover” statute) of the General Corporation Law of the State of Delaware (the “DGCL”) or Section 203 shall otherwise be inapplicable to such transactions.

•	Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the FTC not to accept shares of Caremark Stock for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the expiration of the Exchange Offer.

•	The Registration Statement having been declared effective under the Securities Act and no stop order suspending such effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

•	The stockholders of the Company shall have approved the Share Issuance.

•	The Shares to be issued to Caremark stockholders in the Exchange Offer shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	The Company having received proceeds under the facilities contemplated by the commitment it has received from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. with respect to the proposed Caremark acquisition and such proceeds shall be sufficient to complete the Exchange Offer and Second-Step Merger and to pay related fees and expenses.

•	The Company having completed to its satisfaction confirmatory due diligence of Caremark’s non-public information and shall have concluded, in its reasonable judgment, that there are no material adverse facts relating to Caremark which were not publicly disclosed prior to the commencement of the Exchange Offer.

•	Caremark stockholders shall have not adopted the Caremark/CVS Merger Agreement and there shall have been no business combination consummated between Caremark and CVS.

The Exchange Offer is also subject to other conditions, including the absence of any regulatory constraints on the consummation of the Exchange Offer and the absence of any material adverse effect on the business and assets of Caremark. All of the conditions to the Exchange Offer are described in full in the Registration Statement. Stockholders who wish to review the Registration Statement may obtain a copy free of charge from the SEC at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.

The conditions to the Exchange Offer are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or, other than for certain conditions may be waived by the Company in whole or in part at any time and from time to time prior to the expiration of the Exchange Offer in its discretion.

REASONS FOR THE SHARE ISSUANCE

The Company’s board of directors has determined that the Share Issuance in connection with the proposed Caremark acquisition is in the best interests of the Company and its stockholders for the following reasons:

•	As a combined company, the Company and Caremark will continue to offer the high-quality service that plan sponsors and patients have come to expect. The combined company will be a recognized leader in generic utilization and other drug cost management programs. It will benefit from the unique growth opportunities in the industry, as well as from broader and more comprehensive specialty management capabilities.

•	The Company believes the combined business of the Company and Caremark can be operated more efficiently than either company on its own. We believe that net pre-tax operating synergies of approximately $500 million can be achieved from improved purchasing scale and operating efficiencies.

•	The Company estimates that 70% — 80% of these net synergies will be derived from improved purchasing scale. Specifically, these savings will be derived from lower retail and home delivery drug costs, lower specialty pharmacy drug costs, and increased manufacturing discounts.

•	The remaining 20% — 30% of these net synergies are expected to be derived from improved operating efficiencies. These savings include eliminating duplicative facilities and/or functions resulting in lower direct processing costs and general support and administrative costs. We also expect the elimination of certain duplicative fees and expenses such as SEC reporting, auditing, and other public company costs that Caremark currently absorbs.

•	The combined company will have a strong financial profile driven by consistent and increasing cash flow. Before synergies, the two companies generated 2006 EBITDA of approximately $2.8 billion. In addition, the Company expects that the transaction will be neutral to GAAP earnings per share in the first full year following consummation, and significantly accretive thereafter. Excluding transaction-related amortization, the combination of the Company and Caremark will be significantly accretive to earnings per share beginning the first full year following consummation.

Additionally, in reaching its decision to pursue the proposed Caremark acquisition, the board of directors of the Company considered a number of other factors, including, but not limited to:

•	the competitive landscape of, and various developments, risks and opportunities in, the pharmacy benefits management (“PBM”) sector, including the Company’s management’s optimism regarding the PBM sector and the availability of opportunities within the space;

•	the potential financial consequences and future trading analysis of a combination of the Company and Caremark, including potential accretion/dilution and possible synergies;

•	the credit profile of the Company in relation to a combination of the Company and Caremark and the effects of taking on additional debt and the effect that taking on additional leverage would have on the Company;

•	the Company’s past track record in successfully integrating acquisitions;

•	the Company’s ability to obtain financing for the payment of the cash portion of the consideration to be paid to Caremark stockholders in connection with the proposed Caremark acquisition;

•	the potential reaction of Caremark and CVS and of other potential strategic buyers of Caremark to the proposed Caremark acquisition;

•	the potential reaction of the financial markets to the proposed Caremark acquisition and the pressures that such a bid and the reaction thereto would place on the trading price of the Company’s common stock; and

•	the risks associated with the proposed Caremark acquisition as they compared to other possible strategic alternatives, including doing nothing.

In view of the wide variety of factors considered by the Company’s board of directors, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors set forth above, our board of directors determined that the potential benefits of Share Issuance in connection with the proposed Caremark acquisition substantially outweigh the potential detriments associated with the Share Issuance.

BACKGROUND OF THE EXCHANGE OFFER AND SECOND-STEP MERGER

Since February 2001, management and representatives from the Company and Caremark had several series of discussions and meetings concerning potential strategic transactions, including the acquisition of Caremark by the Company and the acquisition of the Company by Caremark. These discussions and meetings are described in more detail below and, in our judgment, these prior series of discussions were terminated primarily as a result of valuation and not because of a lack of strategic rationale, antitrust considerations or perceived risks relating to client retention.

In February 2001, members of management of the Company and Caremark conducted initial discussions concerning a business combination between the two companies. Following this meeting, the Company and Caremark executed a confidentiality agreement and the general counsel from each company discussed potential antitrust issues, concluding that antitrust concerns did not present a substantial obstacle to a potential business combination. Representatives from the companies, including their financial advisors, also met to discuss elements of a business combination, including potential synergies and the due diligence process. These discussions ended in May 2001 because Caremark indicated it was only interested in acquiring the Company while the Company wanted to pursue a different form of strategic transaction.

In late September 2001, the Company received an unsolicited call from Caremark senior management inquiring as to whether the Company had an interest in a potential merger between the two companies. Following this call, the Company and Caremark entered into a letter agreement renewing the effectiveness of the confidentiality agreement signed earlier that year. The companies also engaged independent valuation experts to evaluate synergy data under the guidance of counsel using information that the parties had exchanged under the confidentiality agreement.

In late November 2001, the Company made an offer to acquire Caremark, but the potential transaction stalled at that time because the Company was not prepared to pay Caremark’s asking price.

In July 2003, the Company’s and Caremark’s management again began discussions regarding a potential business combination and executed another confidentiality agreement. The parties’ financial advisors also met to discuss aspects of the potential transaction, but discussions were terminated in late August 2003 after the Company learned that Caremark was in discussions with another PBM.

In April 2005, Caremark again contacted the Company regarding a potential business combination and the parties executed another confidentiality agreement. Following the execution of this confidentiality agreement, members of management of the Company and Caremark met to discuss a potential transaction and Caremark made an offer to acquire the Company. These discussions terminated because the parties were unable to agree upon a financial framework for a deal.

The Company and Caremark have not exchanged confidential information related to a corporate transaction since at least May 2005.

On November 1, 2006, Caremark and CVS announced that they had entered into the Caremark/CVS Merger Agreement. The joint proxy/prospectus contained in CVS’s Registration Statement on S-4 filed with the SEC on December 19, 2006 (the “CVS/Caremark S-4”) provides a summary of the events leading to CVS and Caremark entering into the Caremark/CVS Merger Agreement.

Following the announcement of the Caremark/CVS Merger Agreement, management and the board of directors of the Company directed their attention to the developing strategic landscape in the PBM industry. Management, with the assistance of its legal and financial advisors, proceeded to conduct an analysis of this strategic landscape.

On November 20, 2006, the board of directors of the Company met at a special meeting to consider and discuss the analysis conducted by management and its advisors. At this meeting, the Company’s management, together with the Company’s financial advisors and outside legal counsel, reviewed with the board of directors the possibility of entering into discussions regarding various business combinations with other companies in the PBM and retail pharmacy industries, including the possible acquisition of Caremark, as well as analysis regarding a possible leveraged recapitalization or leveraged buyout of the Company or continuing its operations on a stand-alone basis in the absence of any extraordinary transaction. The Company’s legal counsel also reviewed with the board of directors its fiduciary duties in connection with considering these strategic alternatives, including an acquisition of Caremark. Additionally, the Company’s legal counsel discussed with the board of directors the legal aspects applicable to these alternatives and the impact that such considerations could have on each such proposal. At that time, the board of directors and the Company’s management agreed that the Company’s management and financial and legal advisors should continue to explore the range of alternatives available to the Company and to report back to the board at the meeting of the board of directors scheduled for December 12, 2006.

Following this meeting, the Company’s management and outside legal and financial advisors continued to analyze the current state of the PBM industry, including the market’s ongoing reaction to the proposed merger between Caremark and CVS. As part of this analysis, the Company’s management and its legal and financial advisors determined that, based upon the terms of the Caremark/CVS Merger Agreement, including the minimal premium being offered to Caremark’s stockholders in the proposed merger with CVS and the complimentary fit of the respective businesses of the Company and Caremark, Caremark remained a viable potential acquisition candidate. Mr. Paz kept the members of the Company’s board of directors updated with respect to this ongoing analysis.

On December 12, 2006, the board of directors met at a regularly scheduled meeting. During this meeting it received an update from the Company’s management and legal and financial advisors regarding the strategic analysis which had been performed by them. At this meeting, the Company’s financial advisors discussed with the board of directors their analysis of the various possible strategic alternatives which could be pursued by the Company. Following questions from the board of directors, the Company’s management and advisors discussed with the board of directors their view that Caremark’s agreement with CVS had effectively put Caremark “in play” and that Caremark’s board of directors could be receptive to an acquisition proposal on superior terms to the terms of Caremark’s proposed merger with CVS. The Company’s management and financial advisors also expressed their view that a combination with Caremark represented a compelling business opportunity for the Company and its stockholders and that an acquisition of Caremark on acceptable terms could maximize stockholder value on a short-term and long-term basis. The Company’s outside legal counsel also discussed with the board of directors the legal aspects of a combination with Caremark, including those relating to the unsolicited nature of any proposal and the possible exchange offer and proxy contests that might be conducted in connection therewith. Following additional discussion by the board of directors, the board of directors determined that it was in the best interests of the Company to make an acquisition proposal to Caremark. At this meeting, the board of directors also authorized the formation of a transaction committee of the board of directors consisting of Frank Borelli, Thomas P. MacMahon, George Paz and Howard L. Waltman (the “Transaction Committee”) and authorized the Transaction Committee to take certain actions and to make certain determinations in connection with the acquisition proposal to Caremark.

On December 15, 2006, the Transaction Committee held a meeting via teleconference. At this meeting, the Transaction Committee discussed the potential terms of the Company’s acquisition proposal to Caremark with the Company’s management and financial advisors and, following questions and further discussion, determined that it was in the Company’s best interests to proceed with the acquisition proposal and directed the Company’s management to send a proposal letter on the terms disclosed to the board of directors at its December 12, 2006 meeting to Caremark’s board of directors.

On the evening of December 17, 2006, various news sources reported that the Company intended to make an offer to acquire Caremark. In the early morning of December 18, 2006, George Paz, the Chief Executive Officer, President and Chairman of the Board of the Company, placed a telephone call to Edwin M. Crawford, the Chief Executive Officer, President and Chairman of the Board of Caremark. Mr. Paz was unable to reach Mr. Crawford, but left him a message explaining that the Company intended to make an offer for Caremark for (1) $29.25 in cash and (2) 0.426 Shares for each share of Caremark Stock, subject to confirmatory due diligence and the termination of the Caremark/CVS Merger Agreement.

Following this telephone call, in the early morning hours of December 18, 2006, the Company delivered a proposal letter containing an offer to Caremark’s board of directors in care of Mr. Crawford and issued a press release announcing the proposal letter. The proposal letter read as follows:

December 18, 2006

Board of Directors
Caremark Rx, Inc.
c/o Edwin M. Crawford
Chairman of the Board, President and Chief Executive Officer
211 Commerce Street
Suite 800
Nashville, Tennessee 37201

Dear Mac:

On behalf of the board of directors of Express Scripts, Inc. (“Express Scripts ‘”), I am pleased to submit this offer to combine the businesses of Express Scripts and Caremark Rx, Inc. (“Caremark”). This transaction would represent a compelling combination and excellent strategic fit, and create superior value for our respective stockholders. Under our offer, Express Scripts would acquire all outstanding shares of Caremark common stock for (1) $29.25, less any applicable withholding taxes and without interest, in cash and (2) 0.426 shares of Express Scripts stock for each share of Caremark stock. Based on our closing stock price on Friday, the Exchange Offer has a value of $58.50 per share for each share of Caremark stock. The Exchange Offer is structured so that the receipt of stock by your stockholders would be tax free. Upon consummation of our proposed transaction, which we expect would be completed in the third quarter of 2007, Caremark stockholders would own approximately 57% of the combined company.

Our offer represents a 15% premium over the all-stock purchase price to be paid to your stockholders pursuant to the proposed acquisition of Caremark by CVS Corporation (“CVS”) based on Friday’s closing price of CVS and our common stock. Furthermore, our offer represents a 22% premium over $47.99, the average closing price of Caremark since the announcement of the proposed acquisition of Caremark by CVS on November 1, 2006.

Our board of directors and management have great respect for Caremark, including its business, operations and employees. Express Scripts and Caremark share a strong commitment to providing quality service and benefits to plan sponsors and patients. This combination would further enhance our product and service offerings, allowing us to strengthen the value proposition that we offer to our plan sponsors and patients.

Express Scripts has completed five successful acquisitions since 1998, and has a proven track record of integrating and optimizing the performance of the acquired businesses and thereby creating additional value for stockholders. As such, we are confident that we can successfully integrate our businesses in a way that would quickly maximize the benefits for our respective stockholders.

We are aware that Caremark is currently a party to a merger agreement with CVS. We believe that our offer constitutes a “Superior Proposal” under the terms of that merger agreement for the following compelling reasons. Our offer:

•	Delivers a significant premium and a significantly higher absolute value for each Caremark share than the CVS transaction

•	Delivers greater certainty of value because it includes a significant cash payment to your stockholders

•	Delivers upside potential to Caremark stockholders through an increase in the value of the combined company’s stock driven by enhanced cost containment solutions to plan sponsors and patients, anticipated cost synergies of $500 million and strong EPS growth

•	Will be neutral to U.S. GAAP earnings per share in the first full year following closing, and significantly accretive thereafter; excluding transaction-related amortization, the transaction is significantly accretive to earnings per share beginning the first full year following closing.

The board of directors of Express Scripts has unanimously approved this offer and has authorized us to proceed expeditiously. We are prepared, promptly following the termination of your agreement with CVS, to enter into a merger agreement that would provide greater value to your stockholders. Such a merger agreement would be subject to the final approval of our board of directors and our respective stockholders. We are confident that any regulatory requirements will be met in a timely manner.

Our offer is subject to completion of a confirmatory due diligence review of your company and the termination of your merger agreement with CVS, whether by your stockholders voting against approval of your merger with CVS or otherwise. We have received commitment letters from Citigroup Corporate and Investment Banking and Credit Suisse to fully finance the proposed transaction.

It was necessary to communicate our offer to you by letter because of the provisions of your merger agreement with CVS. Given the importance of our offer to our respective stockholders, we have determined to make this letter public. We would unquestionably prefer to work cooperatively with you to complete a negotiated transaction that would produce substantial benefits for our respective stockholders. Alternatively, we are prepared to take our transaction directly to your stockholders. In this regard, you should also know that we are prepared to solicit proxies against approval of your proposed merger with CVS.

We are confident that, after you have considered our offer, you will agree that its terms are considerably more attractive to your stockholders than the CVS transaction and that our offer constitutes a “Superior Proposal” under the terms of the CVS merger agreement. We understand that, after you have provided the appropriate notice to CVS under your merger agreement, you can authorize your management to enter into discussions with us and to provide information to us, subject to our entering into a confidentiality agreement with you. We respectfully request that you make this determination as soon as possible. We are prepared to enter into a customary confidentiality agreement with you so long as it does not contain any standstill or similar limitation.

This letter does not create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Caremark and Express Scripts.

We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction. We have engaged Citigroup Corporate and Investment Banking and Credit Suisse as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel to advise us in this transaction. In addition, we have retained MacKenzie Partners, Inc. as proxy advisor. We and our advisors are ready to meet with you and your advisors at any time to discuss this offer and to answer any questions you or they may have about our offer. Although we have already completed a thorough due diligence review based solely on publicly available information, we would like to commence confirmatory due diligence as soon as possible and are ready to begin promptly. We look forward to hearing from you.

Sincerely,

/s/ George Paz
George Paz
President, Chief Executive Officer and
Chairman of the Board

On the afternoon of December 18, 2006, Mr. Paz placed a second telephone call to Mr. Crawford to express his regret that they had been unable to discuss the terms of the Exchange Offer contained in the proposal letter prior to the time rumors of the proposal letter began to circulate in the press. Mr. Crawford told Mr. Paz that Caremark’s board of directors intended to review the proposal letter subject to the requirements of the Caremark/CVS Merger Agreement.

On December 19, 2006, CVS filed the CVS/Caremark S-4 with the SEC.

On December 20, 2006, CVS announced that the waiting period under the HSR Act had expired with respect to the proposed CVS merger.

On January 3, 2007, the Company filed its premerger notification statement under the HSR Act with the FTC and the Antitrust Division.

On January 4, 2007, the Company sent a letter to Caremark stockholders encouraging them to vote “AGAINST” the proposed CVS merger and issued a press release that contained the full text of the letter.

On January 7, 2007, Caremark issued a press release announcing that its board of directors had determined that our proposal did not constitute, and was not reasonably likely to lead to, a superior proposal under the terms of the Caremark/CVS Merger Agreement and that Caremark’s board reaffirmed its support of the proposed CVS merger. The press release stated that CVS and Caremark anticipated realizing approximately 25% more synergies in the proposed CVS merger than initially anticipated. The press release also set forth several factors considered by Caremark’s board of directors in making its determination. These reasons were restated by Caremark in a Form 8-K filed on the morning of January 8, 2007.

During the early morning of January 8, 2007, the Company issued a press release stating that the Company remained committed to pursuing a business combination with Caremark and believed its proposal represented a superior proposal to the proposed CVS merger. This press release noted the Company’s belief that Caremark was using antitrust risk as a “red herring” to distract stockholders from the differences in value between our proposal and the proposed CVS merger. An excerpt from the press release is set forth below:

Our cash and stock offer provides Caremark stockholders with a premium of approximately 13% to the proposed CVS acquisition price, based on the closing stock prices as of January 5, 2007. Importantly, the Express Scripts offer also allows Caremark stockholders the ability to participate in the combined company’s substantial upside potential. We expect to enhance value for stockholders through an increase in the value of the combined company’s stock price resulting from EPS growth driven by estimated annualized cost synergies of $500 million. Since the time of our announcement, Caremark has conveniently found in excess of 25% in additional synergies, which had not been evident since they announced their transaction on November 1, 2006.

During the afternoon of January 8, 2007, the Company delivered a notice to Caremark, in accordance with Caremark’s bylaws, nominating four individuals for election as Caremark directors at Caremark’s 2007 Annual Meeting of Stockholders. The Company also issued a press release in connection with this notice.

Also during the afternoon of January 8, 2007, Caremark issued a press release stating that it anticipated that it would be able to close the proposed CVS merger prior to the date of its 2007 Annual Meeting of Stockholders and that it did not anticipate holding such meeting. The Company remains confident that stockholders will reject the proposed CVS merger and, accordingly, there will be a 2007 Annual Meeting of Stockholders of Caremark.

On January 9, 2007, CVS filed an amendment to the CVS/Caremark S-4 with the SEC.

On January 10, 2007, the Company filed a complaint in the Delaware Court of Chancery against CVS, Caremark, a subsidiary of Caremark and Caremark’s directors challenging the validity of the deal protection provisions, including a $675 million termination fee, in the Caremark/CVS Merger Agreement.

Also on January 10, 2007, the Company filed a preliminary proxy statement with the SEC in respect of soliciting votes against the approval of the proposed CVS merger.

Also on January 10, 2007, Caremark issued press releases responding to the litigation which had been filed by the Company in the Delaware Court of Chancery and reiterating its support of the proposed CVS merger.

On January 11, 2007, the Transaction Committee met via teleconference to receive an update from the Company’s management as to the events that had transpired since the Company delivered its acquisition proposal to Caremark on December 18, 2006. Following this update, the Company’s financial advisors updated the Transaction Committee on the Company’s and Caremark’s recent stock price performance and noted that Caremark’s stockholders could vote on Caremark’s proposed merger with CVS as early as mid-February. The Transaction Committee also discussed the alternative of commencing the Exchange Offer and reviewed the proposed terms of the Exchange Offer with the Company’s outside legal counsel. Following questions and further discussion, the Transaction Committee unanimously expressed its support for the Exchange Offer.

On January 12, 2007, the board of directors met at a special meeting via teleconference to discuss the current status of the Company’s proposal to Caremark with the Company’s management and legal and financial advisors. At this meeting, the Company’s management and outside legal counsel and financial advisors updated the board of directors as to the events, market reaction and the results of meetings among the Company’s management and a number of Caremark’s and the Company’s stockholders since the Company delivered its acquisition proposal to Caremark on December 18, 2006. The Company’s management and directors also discussed the fact that Caremark had not contacted the Company since the Company had sent its proposal to Caremark on December 18, 2006 and had determined that the Company’s proposal was not likely to lead to a superior proposal under the terms of the Caremark/CVS Merger Agreement. The Company’s management and advisors also discussed with the board the current premium that the Company’s proposal represented to the consideration to be paid to Caremark stockholders in the proposed CVS merger and the possibility of commencing the Exchange Offer in order to allow Caremark’s stockholders to directly consider the Company’s proposal. Following questions from the board of directors and additional discussion, the board of directors authorized the Company’s management to commence the Exchange Offer.

On January 16, 2007, the Company commenced the Exchange Offer by filing the Registration Statement with the SEC, delivering a request to Caremark pursuant to Rule 14d-5 promulgated under the Exchange Act and issuing a press release regarding the commencement of the Exchange Offer.

Following the Company’s filing of the Registration Statement on January 16, 2007, CVS and Caremark issued a joint press release announcing that the Caremark’s stockholders would be paid a special one time cash dividend of $2.00 per share following the consummation of the proposed CVS merger. Caremark and CVS also announced that they would retire 150 million of the outstanding shares in the new company following the closing of the proposed CVS merger. Later that afternoon, CVS filed an amendment to the CVS/Caremark S-4 with the SEC which described these amendments to the CVS merger agreement.

On January 18, 2007, CVS filed an amendment to the CVS/Caremark S-4 with the SEC.

On January 19, 2007, Caremark announced that it had begun mailing the joint proxy statement/prospectus regarding the proposed CVS merger to Caremark stockholders.

On January 23, 2007, the Company’s board of directors held a special meeting via teleconference. Representatives of the Company’s management and legal and financial advisors were present on the call. During this meeting, the Company’s management and financial advisors updated the board of directors on the current status of the Exchange Offer, including its relative value as compared to Caremark’s proposed merger with CVS, and responded to questions from the directors regarding events which had occurred since the board’s January 12, 2007 meeting. Following lengthy discussion, the board of directors reviewed the anticipated schedule of future events in the Exchange Offer up to and including the Caremark shareholder meeting scheduled for February 20, 2007.

On January 24, 2007, the Company filed a definitive proxy statement to solicit proxies against the approval of the proposed CVS merger and began distributing proxy materials to Caremark stockholders.

Also on January 24, 2007, Caremark filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that Caremark’s board had met on January 24, 2007 and determined to unanimously recommend that Caremark stockholders reject our offer and not tender their shares of Caremark Stock to us.

On January 26, 2007, Caremark filed an amended Solicitation/Recommendation Statement on Schedule 14D-9.

On January 31, 2007, the Company announced that it intended to voluntarily withdraw, and on February 2, 2007 it voluntarily withdrew, the required notification and report form with respect to the Exchange Offer and Second-Step Merger filed with the FTC and Antitrust Division.

On February 6, 2007, the Company re-filed the required notification and report form with the FTC and Antitrust Division.

On February 7, 2007, the board of directors held a special meeting via teleconference. Representatives of the Company’s management and legal and financial advisors were present on the call. During this meeting, the Company’s management and financial advisors updated the board of directors on the current status of the Exchange Offer and the developments relating to the proposed merger between Caremark and CVS and responded to questions from the directors. The Company’s management also discussed the Company’s year-end operating results with the board of directors and discussed with the board management’s proposal to increase the Company’s existing share repurchase program by $500 million. Following these presentations from the Company’s management and legal and financial advisors, the board of directors unanimously expressed the Company’s commitment to the Proposed Caremark Transaction and authorized the Company’s management to seek approval from the Company’s stockholders for the Share Issuance. The board of directors also approved an increase of the Company’s existing share repurchase program to an aggregate maximum of $1 billion in the event that the Exchange Offer was ultimately unsuccessful. At the end of this meeting, the board of directors asked the Company’s management to continue to provide it updates with respect to the status of the Exchange Offer and related matters.

On the afternoon of February 9, 2006, the Company delivered the following letter to Caremark’s board:

February 9, 2007

Board of Directors
               Caremark Rx, Inc.
               211 Commerce Street, Suite 800
               Nashville, Tennessee 37201

Ladies and Gentlemen:

Since our initial proposal to you more than seven weeks ago, setting out the terms of our proposed acquisition of Caremark Rx, Inc., Caremark stockholders and the marketplace as a whole have demonstrated their strong support for our offer. It clearly provides Caremark stockholders with superior value to the proposed acquisition of Caremark by CVS Corporation.

We feel that it is time to sit down and discuss our superior proposal to acquire Caremark. We are ready, willing and able to commence confirmatory due diligence immediately, and with your cooperation should be able to complete the process in a few weeks. It is time to level the playing field and negotiate a transaction that would create superior value and benefits for our respective stockholders, plan sponsors and patients.

Over the past weeks, we have had the opportunity to meet with many of your stockholders across the country as we explained the benefits of an Express Scripts/Caremark combination to stockholders, plan sponsors and patients. We have also met with many of our stockholders. The consensus has been clear — Caremark and Express Scripts stockholders have clearly stated their desire to see Caremark and Express Scripts sit down at the table and talk.

In light of this, it is not too late to begin discussions regarding our offer, nor is it necessary to bring the CVS proposal to a vote of your stockholders on February 20th 2007. We do not believe that rushing your stockholders to a vote on such an important question is in the best interests of your Board or your stockholders. In any case, we strongly believe that there will be only one result at this meeting — the rejection of the CVS transaction by Caremark’s stockholders.

Let me reiterate that we and our advisors are ready to meet with you and your advisors at any time to discuss our offer and to answer any questions you or they may have. We look forward to hearing from you so that we can promptly begin working together to bring about the best outcome for our respective stockholders.

Sincerely,

/s/ George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board

On February 12, 2007, Caremark filed a current report on Form 8-K providing an update and supplemental disclosures to the CVS/Caremark S-4.

On February 13, 2007, the Company extended the expiration date of the Exchange Offer to March 16, 2007.

On February 13, 2007, CVS and Caremark issued a joint press release announcing that they had increased the special one time cash dividend payable to Caremark stockholders following the consummation of the proposed CVS merger by $4.00 to $6.00 per share.

Also on February 13, 2007, the Delaware Court of Chancery issued an order enjoining any shareholder vote concerning a merger between Caremark and any other party until at least March 9, 2007. Following this ruling, Caremark and CVS each put out press releases announcing that they would be postponing their respective meetings to approve the proposed CVS merger and would inform stockholders as promptly as possible regarding the new date for each meeting.

On February 14, 2007, the board of directors held a special meeting via teleconference. Representatives of the Company’s management and legal and financial advisors were present on the call. During this meeting, the Company’s management and financial advisors updated the board of directors on the current status of the Exchange Offer and responded to questions from the directors regarding the events of the previous week.

On February 23, 2007, the Delaware Court of Chancery issued an order enjoining the Caremark stockholder meeting for at least twenty days following Caremark’s delivery to the Caremark stockholders of proper disclosure regarding their right to seek appraisal in the proposed CVS merger and the structure of the contingent fees payable to Caremark’s investment bankers. The Court of Chancery declined, in the context of a motion for preliminary injunction, to address the merits of the $675 million termination fee and other deal protection provisions contained in the Caremark/CVS Merger Agreement on the grounds that the availability of both a fully informed stockholder vote and appraisal rights served as a basis of protection for stockholders, but noted that the availability of appraisal rights would not excuse any violations of fiduciary duties under Delaware law.

On February 24, 2007, Caremark mailed a proxy supplement to its stockholders which contained supplement disclosures regarding the contingent fees payable to its investment bankers and its stockholders’ right to appraisal under Delaware law in connection with the proposed CVS merger. The proxy supplement also gave notice that Caremark would hold its special meeting of stockholders to vote on the proposed CVS merger on March 16, 2007.

On February 26, 2007, CVS issued a press release announcing that, on February 23, 2007, it had adjourned its special meeting of stockholders to approve the proposed CVS merger to March 9, 2007. CVS also stated that it intended to re-adjourn the meeting to a later date in March and would inform shareholders of the new meeting date as promptly as possible.

On February 28, 2007, the Company sent a letter to the Delaware Court of Chancery to bring to the Court’s attention various alleged violations by Caremark of the injunction order entered on February 23, 2007. Following a conference with the Court on March 1, 2007, the Company filed a motion with the Court to enforce the injunction ordered on February 23, 2007. Among other things, the Company sought an order from the Delaware Court of Chancery enforcing its order that Caremark not hold its special meeting of stockholders to approve the proposed CVS merger for at least twenty days after Caremark provides its stockholders with corrected and proper disclosures because Caremark had not properly cured the disclosure deficiencies identified by the Court.

Also on February 28, 2007, the Company filed an application for leave to pursue an interlocutory appeal with the Delaware Court of Chancery in regards to the decision rendered by the Court on February 23, 2007.

On March 1, 2007, the Company filed a motion for injunction of the Caremark stockholders meeting pending decision on its application to pursue an interlocutory appeal.

On March 6, 2007 certain Caremark stockholders filed a motion in the Delaware Court of Chancery requesting that the Special Meeting scheduled for March 16, 2007 be delayed and that Caremark be held in contempt of the Court’s February 23, 2007 order.

On March 7, 2007, the board of directors of the Company met at a special meeting at the offices of Skadden, Arps, Slate, Meagher & Flom LLP. Some members of the board attended the meeting via teleconference. Representatives of the Company’s management and the Company’s financial and legal advisors were present in person at the meeting. During this meeting, the Company’s management and financial and legal advisors discussed the current status of the Exchange Offer and other developments since the last meeting of the Company’s directors. The Company’s management informed the board that a second request from the FTC would most likely be issued on March 8, 2007. The Company’s management, together with the Company’s financial and legal advisors, discussed the probable impact such announcement would have on the Company’s proposed acquisition of Caremark and reviewed several options and analyses regarding how to address Caremark stockholder concerns regarding a likely time differential between the proposed CVS merger and the Company’s Exchange Offer, including by adding a “ticking fee” — an additional cash payment to make up for the time value of money during the likely second request process. The Company’s management also updated the board of directors on the business of the Company and that earnings guidance for 2007 should be increased. After lengthy discussion, during which the board of directors asked a number of questions of the Company’s management and financial and legal advisors, the board of directors unanimously determined that it was advisable and in the best interests of the Company to offer an additional cash payment during a specified period of $0.00481 per day (as more fully described elsewhere in this proxy statement).

Also on March 7, 2007, the Court of Chancery denied the Company’s motion for leave to pursue an interlocutory appeal and for an injunction pending such appeal, as well as the Company’s March 1, 2007 motion to enforce the injunction ordered on February 23, 2007. The Court also denied the motion for contempt filed by the other Caremark stockholder plaintiffs.

Later in the afternoon on March 7, 2007, prior to the expiration of the waiting period under the HSR Act, the Company announced that it expected that it would receive a request for additional information, commonly referred to as a second request, from the FTC.

Also on March 7, 2007, the Company announced that it was amending the Exchange Offer to increase the amount of cash to be paid to Caremark stockholders whose shares are accepted for exchange in the Exchange Offer and delivered the following letter to the Caremark’s board:

March 7, 2007

Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, Tennessee 37201

Ladies and Gentlemen:

We remain committed to effecting a combination of our respective businesses, and we remain steadfast that we can close the transaction no later than the third quarter of 2007. In this regard, our board of directors has authorized an increase to the cash portion of our offer of an additional $0.00481 in cash per day. This represents an increase to our offer of approximately 6% per annum on the $29.25 cash portion of our offer. This increased cash consideration will accrue commencing on April 1, 2007 through the closing of the acquisition of Caremark by Express Scripts, or 45 days after Express Scripts receives Federal Trade Commission approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark.

In light of the observations made by the Delaware Court of Chancery regarding Caremark’s process, we continue to believe that it is time, for the sake of your stockholders, that we sit down and talk. It is time that you acknowledge the undeniable merits of a horizontal PBM transaction. This course is in the best interests of your stockholders. We also firmly believe that our respective stockholders, the market and plan sponsors and patients want to see us talking and moving forward as a combined stand-alone PBM.

As I have said before, we and our advisors are ready to meet with you and your advisors to discuss our offer and to begin confirmatory due diligence immediately, a process that, with your cooperation, we should be able to complete very quickly. In this regard, we remain willing to sign a confidentiality agreement and, concurrently with the due diligence process, negotiate a merger agreement with you. I also want to be clear that if we were able to identify additional value during due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price.

It has been and remains an unwavering truth that the Express Scripts offer is in the best interests of Caremark stockholders — it offers them better value and is predicated on a model with proven strategic rationale. We have repeatedly cited stockholder affirmation of our position, and indeed, the market has consistently valued our offer higher than the CVS offer.

The future of our combined companies would be bright and our respective stockholders, plan sponsors and patients would thank us for the value we would create and the benefits we would offer.

Sincerely,

/s/ George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board

On March 8, 2007, CVS issued a press release announcing that CVS and Caremark had agreed to increase the special one time cash dividend payable to Caremark stockholders following the consummation of the Proposed CVS Merger to $7.50 per Share. CVS also announced its intention to commence a cash tender offer for 150 million of its shares of common stock at a price of $35 per share following successful consummation of the proposed CVS merger.

Also, on March 8, 2007, the Company received a second request for information from the FTC.

On March 9, 2007, the Supreme Court of the State of Delaware refused to grant the Company’s request for interlocutory appeal.

On March 11, 2007, the board of directors of the Company met at a special meeting via teleconference. Representatives of the Company’s management and legal and financial advisors were present on the call. During this meeting, the Company’s management and financial advisors updated the board of directors on the current status of the Exchange Offer and the developments relating to the proposed merger between Caremark and CVS and responded to questions from the directors. After lengthy discussion, the Company’s board of directors determined that it would not increase the consideration offered pursuant to the Exchange Offer unless Caremark provided the Company with an opportunity to conduct confirmatory due diligence.

On March 12, 2007, the Company filed Amendment No. 2 to its Registration Statement to reflect the amended terms of the Exchange Offer and announced that, without the opportunity to perform confirmatory due diligence on Caremark, its current Exchange Offer was the best and only offer it could make without conducting additional due diligence. The Company also announced that it had extended the expiration date of the Exchange Offer to April 17, 2007.

LITIGATION RELATED TO THE EXCHANGE OFFER

Delaware Litigation

On January 10, 2007, the Company and a subsidiary of the Company filed a complaint in the Delaware Court of Chancery against CVS, Caremark, a subsidiary of Caremark and Caremark’s directors. The Company filed an amended complaint on January 29, 2007. The complaint challenges the validity of the deal protection provisions, including the $675 million termination fee, in the Caremark/CVS Merger Agreement. The Company alleges that these unlawful deal protection provisions are preventing the Caremark directors from properly exercising their fiduciary duties and the Caremark stockholders from receiving nearly $5 billion (measured as of December 15, 2006) more in value for their shares from the Company’s proposal. The Company alleges that the proposed Caremark/CVS merger substantially undervalues Caremark shares of stock, which had traded above $55 per share only a month before the proposed Caremark/CVS merger was announced and that it offers no meaningful premium to Caremark stockholders.

In its Report on Form 8-K filed with the SEC on January 8, 2007, Caremark stated that its board “cannot envision any scenario where it would be willing to trigger the imposition of a $675 million break up fee without having a competing party obligated to fund that payment.” One of the ways under the Caremark/CVS Merger Agreement that the termination fee can be “triggered” is if the Caremark board changes its recommendation in favor of the proposed CVS merger. The Company argues in its complaint that it is a breach of the Caremark board’s fiduciary duties to require a third party, such as the Company, to contractually agree to advance Caremark $675 million before the board would consider another proposal or change its recommendation to its stockholders. As a result of this, and other deal protection provisions found in the Caremark/CVS Merger Agreement, including a “no-shop” provision, “last look” provision, and a “force the vote” provision, the Company has requested, among other things, that the Delaware Court of Chancery (i) declare and decree that the $675 million termination fee provision and the other deal protection provisions in the Caremark/CVS Merger Agreement are unlawful and invalid, null and void, and of no further effect; (ii) declare and decree that the $675 million provision amounts to an unreasonable liquidated damages provision and a coercive penalty that is unlawful and invalid, null and void, and of no further effect; (iii) declare and decree that Caremark’s directors are inequitably manipulating Caremark’s corporate processes in order to thwart the Company’ ability to run an effective proxy contest regarding the proposed CVS merger; (iv) declare and decree that CVS is liable for aiding and abetting the breaches of fiduciary duty by the individual defendants; (v) temporarily, preliminarily and permanently enjoin Caremark and its employees, agents and all persons acting on its behalf from taking further steps or any actions toward consummation of the Caremark/CVS Merger Agreement, including enjoining Caremark’s stockholder meeting until Caremark directors properly review and fully inform the Caremark stockholders of the Exchange Offer pursuant to their fiduciary duties; and (vi) grant such other and further relief as the Court may deem just and proper, including the costs and disbursements of this action and reasonable attorneys’ fees.

The Company also sought a declaration that its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, had not violated any applicable professional or ethical obligations in connection with its representation of the Company in connection with the Exchange Offer that Skadden, Arps, Slate, Meagher & Flom LLP has not breached the terms of a joint defense agreement entered into in 2003 between Caremark and Skadden, Arps, Slate, Meagher & Flom LLP’s former client, now a subsidiary of Caremark, related to certain antitrust matters stemming from Caremark’s acquisition of such subsidiary, and that such subsidiary, pursuant to an engagement letter, waived any purported conflict of interest Skadden, Arps, Slate, Meagher & Flom LLP might have in connection with its representation of the Company. The Company also requests that the Court of Chancery issue an injunction prohibiting Caremark and such subsidiary from bringing an action in any other Court seeking to prevent Skadden, Arps, Slate, Meagher & Flom LLP from representing the Company.

On January 15, 2007, Caremark filed a motion seeking to disqualify Skadden, Arps, Slate, Meagher & Flom LLP from its continued representation of the Company in connection with the proposed Caremark acquisition. On January 19, 2007, Skadden, Arps, Slate, Meagher & Flom LLP withdrew from its representation of the Company in connection with the Delaware litigation and antitrust matters related to the Exchange Offer. Caremark’s disqualification motion was denied in an oral ruling on January 24, 2007.

The Company’s complaint has been coordinated with a similar action brought by two stockholders of Caremark, the Louisiana Municipal Employees’ Retirement System and the R.W. Grand Lodge of Free & Accepted Masons of Pennsylvania, on behalf of a class consisting of all similarly situated public stockholders of Caremark. A hearing regarding the complaint was held on February 16, 2007. On February 12, 2007, the plaintiffs in the class action suit against Caremark petitioned the court for an emergency hearing to delay Caremark’s stockholder meeting because of supplemental disclosures made by Caremark earlier that day. On February 13, 2007, the Delaware Court of Chancery issued an order enjoining any shareholder vote concerning a merger between Caremark and any other party until at least March 9, 2007.

On February 23, 2006, the Delaware Court of Chancery issued an opinion ruling that Caremark stockholders were entitled to appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware. In connection with its ruling, the Court enjoined any vote of Caremark stockholders with respect to the Proposed CVS Merger for at least twenty days after Caremark properly disclosed to Caremark stockholders (a) their right to seek appraisal under Delaware law and (b) the structure of the contingent fees paid to Caremark’s investment bankers. The Court declined, in the context of a motion for preliminary injunction, to invalidate any of the deal protection provisions contained in the Caremark/CVS merger agreement and did not issue a broader preliminary injunction delaying the meeting of Caremark stockholders altogether.

Following Caremark’s mailing of limited supplemental disclosures to its stockholders on February 24, 2007, on February 28, 2007, the Company sent a letter to the Delaware Court of Chancery to bring to the Court’s attention various alleged violations by Caremark of the injunction order entered on February 23, 2007. Following a conference with the Court on March 1, 2007, the Company filed a motion with the Court to enforce the injunction ordered on February 23, 2007. Among other things, the Company sought an order from the Delaware Court of Chancery enforcing its order that Caremark not hold its special meeting of stockholders to approve the Proposed CVS Merger for at least twenty days after Caremark provides its stockholders with corrected and proper disclosures.

Also on February 28, 2007, the Company filed an application for leave to pursue an interlocutory appeal with the Delaware Court of Chancery with regard to the decision rendered by the Court on February 23, 2007. On March 1, 2007, the Company filed a motion for injunction of the Caremark stockholders meeting pending decision on its application to pursue an interlocutory appeal.

On March 6, 2007, certain Caremark stockholders filed a motion in the Delaware Court of Chancery requesting that the Special Meeting scheduled for March 16, 2007 be delayed and that Caremark be held in contempt of the Court’s February 23, 2007 order.

On March 7, 2007, the Court of Chancery denied the Company’s motion for leave to pursue an interlocutory appeal and for an injunction pending such appeal, as well as the Company’s March 1, 2007 motion to enforce the injunction ordered on February 23, 2007. The Court also denied the motion for contempt filed by the other Caremark stockholder plaintiffs.

Tennessee Litigation

Several state court and federal court actions are pending in Tennessee against Caremark and its directors alleging improprieties arising from the Proposed CVS Merger. Those actions have, in general, been stayed by those Tennessee courts in deference to the pending action before the Delaware Court of Chancery wherein similar allegations are being made.

There is an additional consolidated class action pending in the Tennessee State Circuit Court in which the plaintiffs are alleging wrongful backdating of stock options by Caremark officers and directors, said action seeking to impose personal liability upon those officers and directors for damages arising from the alleged backdating activity. In that action, In re: Caremark Rx, Inc. Stock Option Litigation, amended pleadings have been filed. On

February 23, 2007, the Tennessee State Circuit Court ordered that the parties preserve all documents and information and that all matters be held in abeyance until further report from the parties concerning coordination with other similar lawsuits. Such report is scheduled for March 12, 2007. In a similar action in the United States District Court for the Middle District of Tennessee, In Re: Caremark Rx, Inc. Derivative Litigation, on March 5, 2007, the District Court entered orders of dismissal without prejudice after the plaintiffs in that case acknowledged that the Tennessee State Circuit Court action protected their interests.

CERTAIN RELATIONSHIPS WITH CAREMARK AND INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE SHARE ISSUANCE

The Company does not believe that the consummation of the proposed Caremark acquisition will be deemed to be a change in control impacting grants under any of its long-term incentive or stock option plans, or a change in control under any employment agreement between the Company and any of its employees. For the avoidance of doubt, however, each member of the Company’s senior management has waived and modified the terms of their grants under our current long-term incentive plan and the terms of their employment agreements such that the consummation of the proposed Caremark acquisition would not constitute a change in control. As a result, no options or other equity grants held by such persons will vest as a result of the Exchange Offer and the Second-Step Merger.

As of the date of this proxy statement, KEW Corp., a wholly-owned subsidiary of the Company, beneficially owns of record 591,180 shares of Caremark Stock, representing less than 1% of the outstanding shares of Caremark Stock. The Company shares beneficial ownership of these shares of Caremark Stock with KEW Corp. Except as set forth in this proxy statement, neither the Company nor, to the best of the Company’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Caremark, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Both the Company and Caremark own and operate specialty pharmacies, and each party’s specialty pharmacies participate in pharmacy networks administered by the other in the ordinary course of business. Each party derives approximately $50 million in revenue from the other, and such revenue from such participation is not material to either organization. Additionally, both the Company and Caremark are members in RxHub, LLC, an e-prescribing joint venture, and participate in the Pharmaceutical Care Management Association, the pharmacy benefit management trade association.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your Shares at the special meeting.

Risk Factors Relating to the proposed Caremark acquisition

The Company must incur additional indebtedness to acquire the shares of Caremark Stock pursuant to the proposed Caremark acquisition. The Company expects, but cannot guarantee, that the combined company will be able to make all required principal and interest payments when due

The Company’s indebtedness following the consummation of the proposed Caremark acquisition is expected to be higher than its current indebtedness and higher than the sum of the Company’s and Caremark’s current indebtedness. The Company’s total indebtedness as of December 31, 2006 was approximately $1.5 billion. Assuming acceptance of shares of Caremark common stock for exchange on July 1, 2007, the Company’s pro forma total indebtedness as of December 31, 2006, after giving effect to the acquisition of 100% of the outstanding shares of Caremark Stock, as described in the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” would be approximately $13.6 billion. The Company’s indebtedness following the consummation of the proposed Caremark acquisition (assuming the acquisition of 100% of the outstanding shares of Caremark Stock) will be approximately $15 billion. Based upon current levels of operations and anticipated growth and past experience in paying down past acquisitions, the Company expects, but cannot guarantee, that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due.

The Company’s anticipated level of indebtedness could impact its operations and liquidity

The Company’s increased indebtedness incurred in connection with the proposed Caremark acquisition could, during the period in which it is outstanding, have important consequences to holders of its Shares. For example, it could:

•	cause the Company to use a portion of its cash flow from operations for debt service rather than for its operations;

•	cause the Company to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause the Company to be more vulnerable to general adverse economic and industry conditions;

•	cause the Company to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the rating of the Company’s indebtedness which could increase the cost of further borrowings; and

•	subject the Company to interest rate risk because some of its borrowing will be at variable rates of interest.

If the Company is unable to comply with restrictions in the proposed credit facilities, the indebtedness thereunder could be accelerated

The credit facilities contemplated by the Commitment Letter received by the Company will impose restrictions on the Company and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. The Company cannot make any assurances that its future operating results will be sufficient to ensure compliance with the covenants in its agreements or to remedy any such default. In the event of an acceleration of this indebtedness, the Company may not have or be able to obtain sufficient funds to make any accelerated payments.

The terms of the Exchange Offer are subject to change and any alternative transaction effecting the proposed Caremark acquisition may be on terms and conditions which are different from those currently contemplated by the Exchange Offer

Although the Company is under no obligation to increase the amount of consideration it is offering for shares of Caremark Stock in the Exchange Offer, it has reserved the right to, in its sole discretion, choose to increase the amount of such consideration, for example, by increasing the amount of cash to be exchanged for each share of Caremark Stock in the Exchange Offer (or in any alternative transaction effecting the proposed Caremark acquisition). If the Company increases the amount of cash consideration payable in the Exchange Offer, it may be required to incur additional indebtedness. Similarly, if the Company were to increase the exchange ratio being offered to the Caremark stockholders, if the proposed Caremark acquisition were consummated (pursuant to the Exchange Offer or otherwise), then the Company’s current stockholders’ relative ownership in the combined company would likely be reduced from the approximately 43% ownership level that would result from the consummation of the Exchange Offer under its current terms.

If the Company accepts shares of Caremark Stock for exchange in the Exchange Offer, it is possible that the Company will not have effective control over the governance or operations of Caremark or be able to promptly consummate the Second-Step Merger with Caremark

If the Company does not acquire at least 90% of the issued and outstanding shares of Caremark Stock pursuant to the Exchange Offer, the Company could be limited in its ability to control the operations of Caremark or to effect the Second-Step Merger promptly. Caremark’s board of directors currently consists of three separate classes, and members within each class serve three year terms. If Caremark’s board does not negotiate a merger agreement with the Company, a total of two Caremark stockholder meetings (including the 2007 annual meeting of stockholders) could be required before the Company nominees, or other persons who support a transaction with the Company, would constitute a majority of Caremark’s board of directors. During this period, Caremark’s existing board of directors could take actions, or refuse to consent to actions, which would permit the integration of the Company and Caremark.

Uncertainties exist in integrating the business of the Company and Caremark

The Company intends, to the extent possible, to integrate Caremark’s operations with those of the Company. Although the Company believes that the integration of Caremark’s operations into the Company will be achievable, there can be no assurance that the Company will not encounter substantial difficulties integrating Caremark’s operations with the Company’s operations, which could result in a delay or the failure to achieve the anticipated benefits and synergies of the combination and, therefore, the expected increases in earnings and cost savings. Additionally, these cost savings and increases in earnings may be lower than the Company currently expects, or may not be realized. The difficulties of combining the operations of the companies include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Caremark and the Company;

•	the consolidation of sales and marketing operations;

•	the retention of existing customers and attraction of new customers;

•	the retention of key employees;

•	the consolidation of corporate and administrative infrastructures;

•	the integration and management of the technologies and services of the two companies, including the consolidation and integration of operating platforms;

•	the identification and elimination of redundant and underperforming operations and assets;

•	the efficient use of capital assets to develop the business of the combined company;

•	the minimization of the diversion of management’s attention from ongoing business concerns;

•	the coordination of geographically separate organizations, including consolidating multiple physical locations where such consolidation is determined to be desirable by management;

•	the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company; and

•	the possible need to modify operating control standards in order to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Also, our proposal is not dependent upon the retention or cooperation of Caremark’s senior management. There can be no assurance that there will not be some level of uncooperativeness on the part of Caremark’s senior executive management and/or its other employees which could adversely affect the integration process.

The Company must obtain governmental and regulatory approvals and exemptions to consummate the proposed Caremark acquisition, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the proposed Caremark acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of proposed Caremark acquisition

The Exchange Offer is, and any other transaction effecting the proposed Caremark acquisition likely would be, conditioned on the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods under the HSR Act and regulatory clearance from the Tennessee Insurance Commissioner, with respect to Caremark’s Tennessee domiciled insurance company subsidiary. If the Company does not receive these approvals or exemptions, or does not receive them on satisfactory terms and conditions, then the Company will not be obligated to complete the proposed Caremark acquisition.

The governmental agencies from which the Company will seek these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the transactions in connection with the proposed Caremark acquisition, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the proposed Caremark acquisition or may reduce the anticipated benefits of the proposed Caremark acquisition. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the proposed Caremark acquisition (including, in connection with the Exchange Offer, those related to the Exchange Offer) will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the proposed Caremark acquisition are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If the Company agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the proposed Caremark acquisition, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the combination contemplated by the proposed Caremark acquisition.

This could result in a failure to complete the proposed Caremark acquisition or have a material adverse effect on the business and results of operations of the combined company. Please see the section entitled “The Exchange Offer and the Second-Step Merger — Conditions of the Exchange Offer” for a discussion of the conditions to the Exchange Offer and the section entitled “Certain Legal Matters; Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the Exchange Offer and the Second-Step Merger, some or all of which may be applicable in any other transaction effecting the proposed Caremark acquisition.

The proposed Caremark acquisition could trigger certain provisions contained in Caremark’s employee benefit plans or agreements that could require the Company to make change of control payments or permit a counter-party to an agreement with Caremark to terminate that agreement

Certain of Caremark’s employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Caremark senior management either upon a change of control, or if, following a change of control, Caremark terminates the employment relationship between Caremark and these employees, or if these employees terminate the employment relationship because their respective positions with Caremark have materially changed. If successful, the proposed Caremark acquisition would constitute a change of control, thereby giving rise to potential change of control payments.

Because the Company has not had the opportunity to review Caremark’s non-public information, there may be other agreements that permit a counter-party to terminate an agreement because the consummation of the proposed Caremark acquisition would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, the Company may have to seek to replace that agreement with a new agreement. The Company cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Caremark’s business, failure to replace that agreement on similar terms or at all may increase the costs to the Company of operating Caremark’s business or prevent the Company from operating part or all of Caremark’s business.

The consummation of the Exchange Offer may accelerate Caremark’s existing indebtedness

Under Caremark’s existing credit agreement, the Company’s acceptance for exchange of a majority of the outstanding shares of Caremark Stock may be deemed a “change of control” which would cause the indebtedness under Caremark’s credit agreement to become immediately due and payable. Caremark may not be able to refinance its existing debt or only on conditions less favorable for Caremark, either of which may have an adverse effect on the value of the stock of Caremark and, indirectly on the value of the stock of the Company. If the Company does not control Caremark and is unable to complete the Second-Step Merger, the Company may not be able to assist Caremark in obtaining alternative financing.

The market for the Shares may be adversely affected by the issuance of Shares pursuant to the proposed Caremark acquisition

In connection with the proposed Caremark acquisition, based upon the assumptions set forth herein, the Company currently estimates it would issue approximately 198,750,014 Shares. The increase in the number of outstanding Shares may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, the Shares.

Risk Factors Relating to Caremark’s Businesses

In addition to the risks discussed below, you should read and consider other risk factors specific to Caremark’s businesses (that will also affect the combined company after the consummation of the proposed Caremark acquisition), described in Part I, Item 1A of Caremark’s annual report on Form 10-K for the year ended December 31, 2006, which has been filed by Caremark with the SEC and which is incorporated by reference into this document. Please see the section of the proxy statement entitled “Where You Can Find More Information.”

The potential impact of the investigations into Caremark’s option grant practices is not known and could have an adverse effect on Caremark

On May 18, 2006, Caremark announced that it received a grand jury document subpoena from the U.S. Attorney for the Southern District of New York requesting records pertaining to the granting of stock options and that, on the same day, it received a letter of informal inquiry from the SEC requesting documents related to the granting of stock options and the Company’s relocation program. Because we have not had access to any of Caremark’s non-public information, the Company is unable to determine whether Caremark’s historical stock options granting practices were properly reflected in Caremark’s historical financial statements and other public reports and, if any issues exist, what the impact of those issues could be.

Risk Factors Relating to the Company’s Businesses

You should read and consider other risk factors specific to the Company’s business that will continue to affect the combined company after the Exchange Offer and the Second-Step Merger, described in “Item 1 — Forward Looking Statements and Associated Risks” and “Item 1A — Risk Factors” in Company’s annual report on Form 10-K for the year ended December 31, 2006, which has been filed by the Company with the SEC and which is incorporated by reference into this document.

ACCOUNTING TREATMENT OF THE PROPOSED CAREMARK ACQUISITION

The proposed Caremark acquisition will be accounted for using the purchase method of accounting under U.S. GAAP. In determining the acquirer for accounting purposes, the Company considered the factors required under U.S. GAAP. The Company will be considered the acquirer of Caremark for accounting purposes. The total purchase price will be allocated to the assets acquired and liabilities assumed from Caremark based on their fair values as of the date of the completion of the merger and the excess, if any, being allocated to specific identifiable intangibles acquired or goodwill. Reported financial condition and results of operations of the Company issued after completion of the merger will reflect Caremark’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Caremark. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization expense for acquired intangible assets.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED CAREMARK ACQUISITION

The Exchange Offer and Second-Step Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, assuming that certain factual assumptions are correct and certain other conditions are satisfied. Assuming that the Exchange Offer and Second-Step Merger qualify as a reorganization under Section 368(a), (i) holders of Shares will not be subject to tax as a result of the Exchange Offer and Second-

Step Merger and (ii) neither the Company nor Caremark will be subject to tax as a result of the Exchange Offer and Second-Step Merger.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

General

The Company is not aware of any governmental license or regulatory permit that appears to be material to Caremark’s business that might be adversely affected by the proposed Caremark acquisition or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the consummation of the proposed Caremark acquisition. Should any of these approvals or other actions be required, the Company currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Caremark’s business or certain parts of Caremark’s or the Company’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause the Company to elect to terminate the Exchange Offer without the exchange of shares of Caremark Stock or to otherwise abandon the proposed Caremark acquisition. The Company’s obligation to consummate the proposed Caremark acquisition will be, or in the case of the Exchange Offer is, subject to certain conditions. For a description of the conditions to the Exchange Offer, please see the section of this proxy statement entitled “The Exchange Offer and the Second-Step Merger — Conditions of the Exchange Offer.”

Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The proposed Caremark acquisition is subject to such requirements.

Pursuant to the requirements of the HSR Act, the Company filed a Notification and Report Form with respect to the acquisition of all of the outstanding shares of Caremark Stock in connection with the proposed Caremark acquisition with the Antitrust Division and the FTC on January 3, 2007. On January 31, 2007, the Company announced that it intended to voluntarily withdraw, and on February 2, 2007 it did voluntarily withdraw, the Notification and Report Form with respect to the acquisition of all of the outstanding shares of Caremark Stock filed with the Antitrust Division and the FTC. On February 6, 2007, the Company re-filed the Notification and Report Form with the Antitrust Division and the FTC.

On March 8, 2007, prior to the expiration of the waiting period under the HSR Act, the Company received a request for additional information, commonly referred to as a second request, from the FTC. The waiting period has now been extended until 12:00 midnight, New York City time, on the thirtieth day after the Company has made a proper response to that request as specified by the HSR Act and the implementing rules. Thereafter, the waiting period can be extended only by court order or as agreed to by the Company. The proposed Caremark acquisition will not be consummated until the expiration or earlier termination of the applicable waiting period under the HSR Act.

As of the date of this proxy statement, twenty-one states had asked the Company to enter into a confidentiality agreement with them to voluntarily provide them with information regarding the proposed Caremark acquisition. Additionally, the State of Florida has issued an Antitrust Civil Investigative Demand requesting certain information relating to the proposed acquisition of Caremark. Such requests and investigations are common and the Company is cooperating with these requests.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed Caremark acquisition. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the proposed Caremark acquisition or seeking divestiture of the shares so acquired or divestiture of the Company’s or Caremark’s material assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which Caremark is engaged, the Company does not believe that the consummation of the proposed Caremark acquisition will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the proposed Caremark acquisition on antitrust grounds will not be made, or if such a challenge is made, what the result will be. Please see the section of this proxy statement entitled “The Exchange Offer and the Second-Step Merger — Conditions of the Exchange Offer” for certain conditions to the Exchange Offer, including conditions with respect to litigation and certain governmental actions.

Insurance Regulatory Clearance

According to Caremark’s Annual Report on Form 10-K for the period ended December 31, 2006, Caremark owns SilverScript Insurance Company, an insurance company which is domiciled in Tennessee. Accordingly, before it can acquire indirect control of SilverScript through the consummation of the proposed Caremark acquisition, the Company will be required to obtain regulatory clearance from the Tennessee Insurance Commissioner. The Company is in the process of seeking regulatory clearance from the Tennessee Department of Commerce and Insurance and does not expect issues or delays in connection therewith.

State Takeover Statutes

Section 203 of the DGCL

The Exchange Offer is subject to the condition that the board of directors of Caremark shall have approved the Exchange Offer and the Second-Step Merger or any other business combination satisfactory to the Company between Caremark and the Company (and/or any of the Company’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL, or the Company shall be satisfied that Section 203 does not apply to or otherwise restrict the Exchange Offer, the Second-Step Merger described herein or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of Caremark Stock pursuant to the Exchange Offer, Caremark’s board of directors (x) shall have unconditionally approved the Exchange Offer and the Second-Step Merger or (y) shall have approved each of the Company and its subsidiaries as an “interested stockholder” or (2) there are validly tendered and not withdrawn prior to the expiration date a number of shares of Caremark Stock that, together with the shares of Caremark Stock then owned by the Company, would represent at least 85% of the shares of Caremark Stock outstanding on the date hereof (excluding shares of Caremark Stock owned by certain employee stock plans and persons who are directors and also officers of Caremark). Any other transaction effecting proposed Caremark acquisition would likely include Caremark’s waiver of Section 203 of the DGCL as part of its terms or would include a similar condition.

Section 203 of the DGCL would otherwise apply to the Second-Step Merger or any other “business combination” (as defined in Section 203) involving the Company (and/or the Company or any of its subsidiaries) and Caremark. Section 203 could significantly delay the Company’s (and/or the Company’s or any of its subsidiaries’) ability to acquire the entire equity interest in Caremark. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of Caremark Stock entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Second-Step Merger or another business combination following the exchange of shares of Caremark Stock pursuant to the Exchange Offer in which the Company seeks to acquire the remaining shares of Caremark Stock not held by it. The Company believes that Rule 13e-3 should not be applicable to the Second-Step Merger; however, the SEC may take a different view in the event that nominees of the Company constitute a majority of Caremark’s board of directors at the time of the Second-Step Merger. Rule 13e-3 requires, among other things, that certain financial information concerning Caremark and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the proposed Caremark acquisition, the Company believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Caremark, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The company does not know whether any of these laws will, by their terms, apply to the proposed Caremark acquisition and has not complied with any such laws. Should any person seek to apply any state takeover law, the Company will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the proposed Caremark acquisition, and an appropriate court does not determine that it is inapplicable or invalid as applied to the proposed Caremark acquisition, the Company might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company might be unable to consummate the proposed Caremark acquisition, or be delayed in consummating the proposed Caremark acquisition.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

PROPOSAL 2
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

You are being asked to consider and vote upon a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the Share Issuance Proposal if there are not sufficient votes to approve the Share Issuance Proposal.

The Company’s board of directors has determined that the Share Issuance is advisable for and in the best interests of the Company and its stockholders and recommends that stockholders vote “FOR” the adjournment proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on the proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR THE COMPANY

The following table sets forth the selected historical consolidated financial and operating data for the Company. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from the Company’s consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read this selected consolidated financial and operating data in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Please see the section of this proxy statement entitled “Where You Can Find More Information.”

	Year Ended December 31,
	2006	2005(1)	2004(2)	2003	2002(3)
	(In millions, except per share amounts)

Statement of Operations Data:
Revenues(4)	$17,660	$16,212	$15,115	$13,295	$12,271
Cost of Revenues(4)	16,163	15,013	14,171	12,428	11,447

Gross Profit	1,497	1,199	944	867	824
Selling, general and administrative	673	556	451	417	452

Operating Income	824	643	493	450	372
Other expense, net	(84)	(28)	(43)	(44)	(44)

Income before income taxes	740	615	450	406	328
Provision for income taxes	266	215	172	155	125

Income before cumulative effective of accounting change	474	400	278	251	203
Cumulative effective of accounting change, net of tax	—	—	—	(1)	—

Net income	$474	$400	$278	$250	$203

Net Earnings Per Share:(5)
Basic	$3.39	$2.72	$1.82	$1.60	$1.30
Diluted	$3.34	$2.68	$1.79	$1.58	$1.27
Balance Sheet Data:
Cash and cash equivalents	$131	$478	$166	$396	$191
Working capital	(657)	(137)	(371)	(66)	(150)
Total current assets	1,772	2,257	1,443	1,560	1,394
Non-current assets	3,336	3,236	2,157	1,849	1,813
Total assets	5,108	5,493	3,600	3,409	3,207
Short-term debt	180	110	22	—	3
Total current liabilities	2,429	2,394	1,814	1,626	1,544
Long-term debt	1,270	1,401	412	455	563
Total non-current liabilities	1,553	1,634	591	589	660
Stockholders’ equity	1,126	1,465	1,196	1,194	1,003

	Year Ended December 31,
	2006	2005(1)	2004(2)	2003	2002(3)
	(In millions, except per share amounts)

Selected Data:
Network pharmacy claims processed	390	437	399	379	355
Home delivery prescriptions filled	41	40	38	32	27
SAAS prescriptions filled	6	5	4	4	3
Cash flows provided by operating activities	$659	$793	$496	$458	$426
Cash flows used in investing activities	(101)	(1,369)	(397)	(43)	(549)
Cash flows (used in) provided by financing activities	(905)	887	(330)	(212)	136

(1)	Includes the acquisition of Priority Healthcare Corporation, Inc. effective October 14, 2005.

(2)	Includes the acquisition of CuraScript, Inc. effective January 30, 2004.

(3)	Includes the acquisition of Phoenix Marketing Group effective February 25, 2002, National Prescription Administrators and certain related entities effective April 12, 2002 and Managed Pharmacy Benefits, Inc. effective December 20, 2002.

(4)	Excludes estimated retail pharmacy copayments of $4.2 billion, $5.8 billion, $5.5 billion, $5.3 billion and $4.4 billion for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual copayments collected.

(5)	Earnings per share has been restated to reflect the two-for-one stock split effective June 24, 2005.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CAREMARK

The following table set forth the selected historical consolidated financial and operating data for Caremark. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from Caremark’s consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read this selected consolidated financial and operating data in conjunction with Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 27, 2007, which reports full year 2006 results. Please see the section of this proxy statement entitled “Where You Can Find More Information.”

	Year Ended December 31,
	2006	2005	2004(3)	2003	2002(1)
	(In millions, except per share amounts)

Operations Data:
Net revenues(4)	$36,750	$32,991	$25,801	$9,067	$6,805
Income from continuing operations	1,074	932	600	291	829
Loss from discontinued operations	—	—	—	—	(38)
Net earnings	$1,074	$932	$600	$291	$791
Per Share Data:
Income from continuing operations
Basic	$2.50	$2.09	$1.46	$1.13	$3.50
Diluted	2.46	2.05	1.43	1.10	3.15
Net earnings
Basic	$2.50	$2.09	$1.46	$1.13	$3.34
Diluted	2.46	2.05	1.43	1.10	3.01
Per share cash dividends	$0.30	$—	$—	$—	$—
Balance Sheet Data:
Current assets	$4,122	$4,645	$4,220	$1,947	$1,226
Non-current assets	8,110	8,206	8,090	527	687
Total assets	12,232	12,851	12,310	2,474	1,913
Current liabilities	3,993	3,712	3,764	1,064	877
Long-term obligations (net of current portion)(2)	—	387	450	693	696
Total non-current liabilities	559	958	1,006	769	778
Total stockholders’ equity	7,680	8,181	7,540	641	258

(1)	The 2002 period includes amounts related to adjustments to the deferred income tax asset valuation allowance. This adjustment resulted in the recognition of: (i) a $520 million deferred tax benefit included in income from continuing operations and related statement of operations and per common share line items, (ii) a $615 million deferred tax asset included in total assets, and (iii) a direct increase to stockholders’ equity of approximately $70 million.

(2)	The December 31, 2005 long-term debt (net of current portion) reflects the classification of $387 million of 7.375% senior notes due 2006 as long-term debt due to Caremark’s intent and ability to refinance this amount on a long-term basis at the time of filing its Annual Report on Form 10-K. The amount classified as long-term debt (net of current portion) was limited to Caremark’s availability under its revolving credit facility, and the remaining $63 million of its 7.375% senior notes were classified as a current liability. Caremark ultimately did not refinance these notes and repaid them using cash on hand when they matured in October 2006. The December 31, 2004 long-term debt (net of current portion) amount excludes Caremark’s $147 million term loan which was repaid on February 18, 2005, and the repurchase of remaining senior notes of a recently acquired business at 104.25% of face value on April 1, 2005.

(3)	Caremark acquired AdvancePCS on March 24, 2004. The Statement of Operations data includes the results of operations of AdvancePCS beginning on March 24, 2004. The Statement of Operations, Per Common Share and Balance Sheet data were significantly impacted by the AdvancePCS acquisition.

(4)	Revenues for Caremark include retail copayments of $5.8 billion, $5.5 billion, $4.6 billion, $1.2 billion and $0.9 billion for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively. Such copayments are excluded from revenues for the Company in the periods presented.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma statements of operations data for the year ended December 31, 2006 reflect the acquisition of Caremark by the Company as if it had occurred on the first day of the period presented. The following unaudited pro forma balance sheet data at December 31, 2006 reflect the acquisition of Caremark by the Company as if it had occurred on that date. Such pro forma financial data is based on the historical financial statements of the Company and Caremark and gives effect to the acquisition of Caremark by the Company under the purchase method of accounting for business combinations. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” including the assumptions relating to the allocation of the consideration paid for the assets and liabilities of Caremark based on preliminary estimates of their fair value. The following should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” and other information included in or incorporated by reference into this document.

	Unaudited Pro Forma Combined
	December 31, 2006
	(In millions, except per share amounts)

Statement of Operations Data:
Net revenues	$48,610
Net income	848	(1)
Average number of common shares outstanding — basic	323
Average number of common shares outstanding — diluted	327
Earnings per common share:
Basic	$2.63
Diluted	2.59
Balance Sheet Data:
Cash and cash equivalents	804
Total current assets	5,763
Non-current assets	32,215
Total assets	37,978
Current liabilities	7,772
Long-term debt	13,258	(1)
Total non-current liabilities	15,218
Total stockholder’s equity	14,988
Per share cash dividends	—

(1)	As disclosed in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the debt incurred and the related interest expense have been estimated based on the Company paying Caremark Shareholders cash consideration of $29.69 per share, which includes the additional cash payment of $0.00481 per share per day, calculated for the period from April 1, 2007 (the date the calculation of the additional cash payment commences) through July 1, 2007 (the approximate midpoint between September 30, 2007, the end of the third quarter, and April 1, 2007). It is possible that the actual cash consideration paid to Caremark Shareholders could be more or less, depending on when the proposed transaction receives anti-trust clearance from the FTC or when the closing date of the transaction occurs.

HISTORICAL AND PRO FORMA PER SHARE DATA

The following unaudited pro forma combined per share information for the twelve months ended December 31, 2006 reflects the merger as if it had occurred on the first day of the period presented. Such pro forma financial data is based on the historical financial statements of the Company and Caremark and gives effect to the acquisition of Caremark by the Company under the purchase method of accounting for business combinations. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The following should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” and other information included in or incorporated by reference into this proxy statement.

The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors.”

As of and for the:
Twelve Months Ended
December 31,2006

Express Scripts Per Share Data:
Historical net earnings per common share — basic	$3.39
Pro forma net earnings per common share — basic	2.63
Historical net earnings per common share — diluted	3.34
Pro forma net earnings per common share — diluted	2.59
Historical cash dividends	—
Pro forma cash dividends(2)	—
Historical book value per common share — basic(3)	8.04
Pro forma book value per common share — basic(3)	46.40
Caremark Per Share Data:
Historical net earnings per common share — basic	$2.50
Equivalent pro forma net earnings per common share — basic(1)	1.12
Historical net earnings per common share — diluted	2.46
Equivalent pro forma net earnings per common share — diluted(1)	1.10
Historical cash dividends(4)	0.30
Equivalent pro forma cash dividends(2)	—
Historical book value per common share — basic(3)	17.89
Equivalent pro forma book value per common share — basic(1)	19.77

(1)	Pro forma amounts for the Company multiplied by 0.426 (the ratio of exchange).

(2)	The Company has never paid a cash dividend and the pro forma cash dividends per share are reflected as such.

(3)	Calculated as total stockholders’ equity divided by weighted average shares outstanding — basic.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Information presented below is derived from the historical financial statements of Express Scripts, Inc. (“ESI”) and Caremark, adjusted to give effect to the acquisition of Caremark by ESI. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared with ESI treated as the acquirer. In determining the acquirer for accounting purposes, ESI considered the five factors identified in paragraph 17 of Financial Accounting Standard No. 141, “Business Combinations” (“FAS 141”).

For a summary of the proposed business combination, see the section of this proxy statement entitled “The Exchange Offer and the Second-Step Merger.”

The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2006 give effect to the acquisition of Caremark as if it had occurred on the first day of the period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the acquisition as if it had occurred on December 31, 2006.

The Unaudited Pro Forma Condensed Combined Financial Information is based upon the historical financial statements of ESI and Caremark. The assumptions and adjustments are described in the accompanying notes presented on the following pages. The assumptions and adjustments have been developed from information publicly available to ESI from Caremark’s Annual Report on Form 10-K for the year ended December 31, 2006. ESI has not been able to perform any detailed financial or other due diligence. Pro forma adjustments have been included only to the extent known and reasonably available to ESI.

As a result of the nature of the proposed business combination, there may be actions and other events that could significantly change the purchase price and purchase price allocation. In addition, ESI has not had access to any proprietary or confidential corporate financial or other information of Caremark and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide ESI with additional information that could materially affect the purchase price paid for the acquisition of Caremark, the purchase price allocation and, accordingly, the accompanying assumptions and pro forma adjustments. Certain identified factors which may have a significant impact are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Condensed Combined Statements of Operations.

As of the date of this document, ESI has not performed any detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the Caremark assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Further, given the absence of due diligence procedures, ESI has not yet identified all of the adjustments which would result from conforming Caremark’s critical accounting policies to those of ESI’s. However, as indicated in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, ESI has made certain adjustments to the historical book values of the assets and liabilities of Caremark to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of Caremark recorded as goodwill. Actual results may differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements once ESI has determined the final purchase price for Caremark and has completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for Caremark. There can be no assurance that such finalization will not result in material changes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of ESI would have been had the acquisition of Caremark occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition of Caremark.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes contained in ESI’s and Caremark’s Annual Reports on Forms 10-K for the year ended December 31, 2006. These forms are incorporated by reference in this document.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 20061

					Express Scripts/
					Caremark
	Express		Pro Forma		Pro Forma
	Scripts	Caremark	Adjustments		Combined
	(In millions)

ASSETS:
Cash and cash equivalents	$131	$804	$(131	)A	$804
Marketable securities	—	396	—		396
Receivables, net	1,334	2,232	—		3,566
Inventories	195	541	—		736
Deferred taxes	91	115	—		206
Prepaid expenses and other current assets	21	34	—		55

Total current assets	1,772	4,122	(131)		5,763
Property and equipment, net	201	320	—		521
Goodwill, net	2,687	7,073	17,514B		27,274
Other intangible assets, net	378	687	3,255B		4,320
Other assets	70	30	—		100

Total assets	$5,108	$12,232	$20,638		$37,978

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Claims and rebates payable	$1,276	$2,470	$—		$3,746
Accounts payable	583	1,075	—		1,658
Accrued expenses and other current liabilities	390	448	(3	)C	835
Excess purchase price over cash on hand	—	—	1,217A		1,217
Current maturities of long-term debt	180	—	136A		316

Total current liabilities	2,429	3,993	1,350		7,772
Long-term debt	1,270	—	11,988A		13,258
Other long-term liabilities	283	559	1,118D		1,960

Total liabilities	3,982	4,552	14,456		22,990
Common stock	2	1	1E		4
Additional paid-in capital	496	8,714	5,151E		14,361
Accumulated other comprehensive income	12	(15)	15E		12
Shares held in trust	—	(90)	90E		—
Retained earnings	2,017	1,499	(1,504	)E	2,012
Treasury stock	(1,401)	(2,429)	2,429E		(1,401)

Total stockholders’ equity	1,126	7,680	6,182		14,988

Total liabilities and stockholders’ equity	$5,108	$12,232	$20,638		$37,978

1 The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 20061

					Express
					Scripts/
					Caremark
	Express		Pro Forma		Pro Forma
	Scripts	Caremark	Adjustments		Combined
	(In millions, except per share amounts)

Revenues	$17,660	$36,750	$(5,800	)F	$48,610
Cost of revenues	16,163	34,446	(5,800	)F	44,809

Gross profit	1,497	2,304	—		3,801
Selling, general and administrative	673	590	211H		1,474

Operating income	824	1,714	(211)		2,327
Interest (expense) income, net	(82)	38	(883	)I	(927)
Non-operating gain, net	—	17	—		17
Minority interest	—	—	—		—
Other income (expense)	(2)	—	—		(2)

Income before income taxes	740	1,769	(1,094)		1,415
Provision for income taxes	266	695	(394	)J	567

Net income	$474	$1,074	$(700)		$848

Basic earnings per share	$3.39	$2.50			$2.63

Weighted average number of common shares outstanding during the period — Basic EPS	140	429	(246	)K	323

Diluted earnings per share	$3.34	$2.46			$2.59

Weighted average number of common shares outstanding during the period — Diluted	142	436	(251	)K	327

1  The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in millions, unless otherwise indicated)

Note 1 — Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations data for the year ended December 31, 2006, give effect to the proposed acquisition as if it had occurred on January 1, 2006, the first day of ESI’s fiscal 2006. The Unaudited Condensed Combined Balance Sheet data as of December 31, 2006 gives effect to the acquisition as if it had occurred on December 31, 2006.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from historical consolidated financial statements of ESI and Caremark incorporated by reference into this document.

The assumptions and related pro forma adjustments described below have been developed from available public historical information.

ESI has not been able to perform any detail financial or other due diligence. Pro forma adjustments have been included only to the extent known and reasonably available to ESI. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to ESI because it is within the particular and singular knowledge of Caremark.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of ESI would have been had the acquisition of Caremark occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition of Caremark.

Note 2 — Preliminary Purchase Price

ESI is proposing to acquire all of the outstanding shares of Caremark for (1) $29.25 in cash, less any applicable withholding taxes and without interest, (2) 0.426 shares of ESI common stock (together with the associated preferred stock purchase rights) and (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) ESI’s acceptance for exchange of shares of Caremark common stock in the exchange offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii), if applicable, termination or expiration of any agreement with the FTC not to accept shares of Caremark common stock for exchange in the offer (the “Additional Cash Consideration Period”), for each outstanding share of Caremark common stock validly tendered and do not properly withdraw before the expiration date. ESI has stated elsewhere in this proxy statement that it believes it will be able to complete the acquisition of Caremark no later than the third quarter of 2007. Please see the sections of this proxy statement entitled “Summary Terms of the Exchange Offer and Second-Step Merger” and “Certain Legal Matters; Regulatory Approvals.” For purposes of estimating the purchase price to be reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements, ESI has assumed that additional $0.00481 cash consideration is calculated for the period from April 1, 2007 (the date that the calculation of the additional cash payment commences) through July 1, 2007 (the approximate midpoint between September 30, 2007, the end of the third quarter, and April 1, 2007), increasing the cash consideration from $29.25 to $29.69 per share of Caremark

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Stock. The purchase price for the business combination is estimated as follows (in millions except ratios and per share data):

Estimated Purchase Price:
Number of shares of Caremark outstanding at December 31, 2006	421.0
Conversion ratio	0.426

Number of shares of ESI common stock to be issued	179.3
Average closing price of ESI common stock	$73.83

Market value of ESI common stock to be issued	$13,240
Cash to be paid to Caremark stockholders ($29.69 per Caremark Share)	12,500
Value of cash and shares issued to option holders (net of exercise proceeds)	610
CVS/Caremark transaction break-up fee	675
Other transaction fees and costs	179

Total Purchase Price	$27,204

Caremark’s quarterly and annual filings with the SEC identify shares held in trust as a contra equity item on the balance sheet. At December 31, 2006, Caremark had 5.6 million shares held in trust for future issuance under Caremark’s Employee Stock Purchase Plan. Though it does not appear that these shares should be included in the calculation of the estimated purchase price, ESI has not been able to perform any due diligence which would help identify the nature of these shares held in trust. In the event that these shares should be included in the purchase price calculation, the purchase price would increase by approximately $342 million, with a corresponding increase in the amount recorded as goodwill.

The purchase price was computed using the information available on March 5, 2007, and reflects the market value of ESI common stock to be issued in connection with the acquisition based on ESI’s common stock closing price for the three trading days from March 1, 2007 through March 5, 2007. The actual purchase price will fluctuate with the market price of ESI’s common stock until the acquisition is effective and the final valuation could differ significantly from the current estimate. Each $1 increase or decrease in the ESI stock price would correspond to a change in the purchase price of approximately $188 million.

It is possible that the Additional Cash Consideration Period could be shorter or longer than the period of time assumed for the purposes of the Unaudited Pro Forma Condensed Combined Financial Statements. Each 30-day change in the Additional Cash Consideration Period would result in a $64 million increase or decrease in the purchase price. It is possible that any increase in the cash consideration would result in an increase in the amount of debt incurred to finance the transaction. Each $100 million change in the amount borrowed would increase or decrease annual interest expense by approximately $7 million. See Note 4 (A) regarding additional factors which may influence the actual amount borrowed.

For purposes of estimating the purchase price, ESI has assumed that at the effective time of the acquisition, 100% of the outstanding Caremark stock options, which vest upon change in control, will be exercised. This assumption was made for purposes of presentation of the Unaudited Pro Forma Financial Statements and may not be

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

representative of the ultimate treatment of Caremark option holders as a result of the transaction. The calculation of the impact of the exercise of those stock options follows (in millions except ratios and per share data):

Options Outstanding at December 31, 2006	20.0
Exchange ratio	0.426

Shares of ESI common stock to be issued	8.5
Average closing price of ESI common stock	$73.83

Market value of ESI common stock to be issued	628
Proceeds of option exercises	(613)
Cash to be paid to stockholders ($29.69 per Caremark share)	595

$610

It is possible that Caremark option holders may receive fully vested options for the purchase of shares of ESI common stock in exchange for their options. In the event that such an exchange occurred, the options given to Caremark option holders would have to be valued using an option pricing model and the purchase price impact of Caremark stock options would be based on such a valuation. Because ESI has not been able to perform any due diligence, the information available to determine how such an exchange would be effected is limited. However, for purposes of determining the potential impact on the purchase price, ESI has considered a scenario in which each outstanding option to purchase shares of Caremark common stock under Caremark’s stock plans will be deemed to constitute an option to acquire a number of shares of ESI stock, based on the same share conversion rate applicable to Caremark stockholders. The exercise price for each option would be reduced (but not below $0.00) by $29.69, the estimated amount of per share cash consideration offered by ESI for each Caremark share. The following assumptions were used to determine the fair value of options issued to Caremark option holders:

Weighted average expected term (years)	1.0
Weighted average risk-free interest rate	4.90%
Weighted average expected volatility	31%
Weighted average per-share fair value	$72.89
Number of shares underlying options (in millions)	8.5
Aggregate fair value (in millions)	$620

ESI may decide to change either the cash or stock consideration offered to Caremark shareholders. Each $1 increase in the cash consideration per share of Caremark stock would increase the aggregate purchase price by approximately $441 million. It is possible that any increase in the cash consideration could result in an increase in the amount of debt incurred to finance the transaction (see above for the impact of a $1 billion increase in incurred debt). An increase in the share exchange ratio of 0.1 ESI shares for every Caremark share would result in the issuance of an additional 44 million shares of ESI common stock and an increase in the purchase price of approximately $3.3 billion. For purposes of the pro forma condensed combined statement of income, a 0.1 increase in the exchange ratio (assuming no additional cash consideration) would reduce the pro forma basic and diluted earnings per share by $0.31 and $0.30, respectively, for the year ended December 31, 2006.

Note 3 — Preliminary Purchase Price Allocation

The combined company will allocate the purchase price paid by ESI to the fair value of the Caremark assets acquired and liabilities assumed. ESI has not had access to information that is within the particular knowledge of Caremark and has not performed the due diligence necessary to determine the estimated fair value of their assets or liabilities or to identify unknown/unrecorded liabilities or obligations. In addition, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the outcome of management analyses, with the assistance of valuation advisors, to be conducted as of the completion of the acquisition. The amount allocated to identifiable intangible assets is based on ESI’s historical experience with business combinations. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

$25 million. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the acquisition is complete may differ materially from the pro forma amounts presented as follows (in millions):

Tangible assets acquired:
Current assets	$4,122
Property and equipment, net	320
Other non-current assets	30

Total tangible assets acquired	4,472
Value assigned to intangible assets acquired	3,814
Liabilities assumed	(4,289)
Deferred tax liability related to acquired intangible assets	(1,380)

Total assets acquired in excess of liabilities assumed	2,617

Goodwill	24,587

Total purchase price	$27,204

ESI has preliminarily determined that Goodwill arising from the Caremark acquisition would not be deductible for tax purposes. Liabilities assumed, as used in the calculation above, excludes estimated deferred tax liabilities related to Caremark’s pre-acquisition intangible assets.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statements of Operations

(A) Sources and Uses of funds

The funding necessary to close the acquisition will require incurring additional indebtedness. The pro forma presentation assumes ESI will enter into a new credit facility as of the date of the closing. The new credit facility will include $4.5 billion in Term A loans, $9.1 billion in Term B loans and a $1.0 billion revolving credit facility. ESI does not expect that use of the $1.0 billion revolver will be necessary to fund the acquisition. With respect to ESI’s outstanding debt, the pro forma adjustments reflect the use of proceeds from the new credit facility to refinance ESI’s existing credit facility consisting of $1.4 billion of Term A loans and $50 million of borrowings under a $600 million revolving credit facility. The following table illustrates the estimated sources and uses of funds for the transaction (in millions):

Sources of funds:
ESI cash on hand at December 31, 2006	$131
Term A loan under new credit facility ($225 million current)	4,500
Term B loan under new credit facility ($89 million current)	9,073
Proceeds from assumed exercise of stock options	613

Total Source of Funds	$14,317
Purchase price in excess of cash on hand(1)	1,217

$15,534

Use of funds:
Payments to Caremark stockholders	$12,500
Payments to Caremark option holders	595
Prepayment of Term A loans under ESI’s existing credit facility	1,400
Repayment of borrowings under ESI’s existing revolving credit line	50
Payment to CVS for break-up fee	675
ESI transaction costs	179
New debt issuance costs	135

Total Use of Funds	$15,534

(1)	At December 31, 2006, ESI has cash on hand of $131 million. For purposes of the pro forma adjustments, the purchase price in excess of ESI’s cash on hand has been reflected as an increase in current liabilities.

Actual amounts to be borrowed in connection with funding the completion of the acquisition may differ significantly from the pro forma amounts used to derive the amount to be borrowed. Factors which may influence the actual amount borrowed include, but are not limited to: (1) the cash flows of ESI and Caremark from the pro forma balance sheet date through the completion of the acquisition, (2) the actual purchase price paid and the form of consideration, (3) the pre-acquisition debt of each entity at the time of the acquisition and (4) the actual amount of fees and expenses incurred as a result of the acquisition. Based on a weighted average interest rate of 7.3%, a $1 billion change in the amount borrowed would increase or decrease annual interest expense by approximately $73 million. Additionally, the actual interest rate applicable to the borrowings made in connection with the acquisition will bear interest at a rate based on the then current creditworthiness of the combined company and the prevailing market conditions at the time of the acquisition (see note 4(I) for the impact of a 1/8% change in interest rates).

Without performing due diligence, ESI is not able to determine whether Caremark’s cash balances at December 31, 2006 are available to offset the cash requirements of the transaction. For purposes of the Pro

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Forma Condensed Combined Balance Sheet, ESI has assumed that none of Caremark’s cash on hand is available for use.

Various transaction fees and costs, estimated at approximately $179 million, have been or are expected to be incurred by ESI in connection with the acquisition and will be considered part of the purchase price (and have been reflected as such).

For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, ESI has assumed that a $675 million break-up fee will be incurred related to the termination of the proposed merger of CVS and Caremark.

(B) Goodwill and Intangible Assets

The net adjustment to goodwill includes the elimination of Caremark pre-acquisition goodwill balances and is calculated as follows:

Purchase price allocation to goodwill (Note 3)	$24,587
Elimination of pre-acquisition Caremark goodwill:	(7,073)

Total adjustment to goodwill	$17,514

The net adjustment to other intangible assets is an aggregation of the following adjustments:

New intangibles recorded:
Value assigned to intangible assets acquired	$3,814
Debt issuance costs	135
Elimination of pre-acquisition intangibles:
ESI deferred financing fees	(7)
Caremark pre-acquisition other intangibles	(687)

Total adjustment to other intangible assets	$3,255

See Note 3 for the estimated purchase price allocation. The purchase price is subject to change as a result of fluctuations in the market price of ESI’s common stock until the acquisition is effective. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as the transaction has not yet taken place. The pro forma presentation assumes that the historical values of Caremark’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors, upon the completion of the acquisition. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the acquisition is completed may differ materially from the pro forma amounts presented herein.

(C) Other Current Liabilities

This adjustment represents the effect on current taxes payable of the write-off of deferred financing fees associated with ESI’s prior credit facility. See note (I) below.

(D) Deferred taxes

The adjustment reflects the increase in deferred tax liabilities associated with the recording of new identifiable, definite-lived intangible assets for the combined company, which was calculated by using a tax rate of 36.2%, ESI’s statutory rate for 2006. This was partially offset by a decrease in deferred tax liabilities associated with elimination of Caremark’s identifiable intangible assets, which was calculated using an estimated statutory tax rate for Caremark of 38.4% for 2006. Goodwill arising from the acquisition is not expected to be deductible for tax reporting purposes and no deferred taxes have been provided. Because ESI has not been able to perform financial and/or tax due diligence, no additional adjustments to Caremark’s historical deferred tax balances are reflected in

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

the Unaudited Pro Forma Condensed Combined Balance Sheet. Additional adjustments to Caremark’s historical deferred tax balances may be necessary.

(E) Equity adjustments

The historical stockholders’ equity of Caremark will be eliminated upon the completion of the acquisition. The total stockholders’ equity of the combined company will be increased over the pre-acquisition ESI amounts by the fair value of the equity consideration received by Caremark stockholders included in the adjustments to common stock ($2 million) and additional paid-in capital ($13.9 billion). See the calculation of the pro forma adjustments to common stock and additional paid-in capital below (in millions):

	Common	Additional
	Stock	paid-in capital
Par value of common stock to be issued	$2	$—
APIC impact of shares issued	—	13,865
Elimination of pre-acquisition Caremark equity balances	(1)	(8,714)

Total pro forma adjustment	$1	$5,151

As a result of the debt restructuring, ESI’s pre-acquisition deferred financing costs of $7 million ($5 million, net of tax) are assumed to be written off against the retained earnings on the Unaudited Pro Forma Condensed Combined Balance Sheet. See the calculation of the pro forma adjustments to retained earnings below (in millions):

Write-off of deferred financing fees, net of tax	$(5)
Elimination of pre-acquisition Caremark retained earnings	(1,499)

Total pro forma adjustment	$(1,504)

(F) Net basis recognition of retail co-payments

Under ESI’s retail pharmacy agreements, the pharmacy is solely obligated to collect the co-payment from the member based on the amount ESI advises them to collect. ESI has no information regarding actual co-payments collected. As further discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this document, ESI believes our client and pharmacy agreements indicate that ESI is not a principal (as defined in Emerging Issues Task Force Issue No. 99-19 “EITF 99-19”) as it relates to the amount billed to clients and the amount paid to retail pharmacies. These amounts are always exclusive of the co-payment to be paid by our clients’ members. As such, member co-payments to retail pharmacies are not included in ESI’s revenue or in cost of revenue.

Based on review of Caremark’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this document, Caremark does include member co-payments to retail pharmacies in revenue and cost of revenue. A pro forma adjustment has been included to adjust Caremark’s presentation of member co-payments to retail pharmacies to ESI’s revenue recognition policies. For purposes of the Pro Forma Condensed Combined Statements of Operations, ESI has assumed that the combined entity will operate under ESI’s contractual relationships with retail pharmacies and member co-payments to retail pharmacies will be excluded from revenue and cost of revenue.

ESI has not been able to determine whether Caremark records a corresponding asset and liability on the balance sheet related to member co-payments to retail pharmacies. For purposes of the Pro Forma Condensed Combined Balance Sheet as of December 31, 2006, ESI has assumed that these co-payments are not reflected on the balance sheet and instead represent a gross-up of revenues and cost of revenues.

Both ESI’s and Caremark’s specialty businesses have contracts with manufacturers providing for limited or exclusive distribution of specific pharmaceuticals. As a result, there may be situations in which members of ESI’s or Caremark’s PBM clients utilize a specialty pharmacy of the other company. In those situations, intercompany

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

revenues and cost of revenues between ESI and Caremark would need to be eliminated. No adjustment for these immaterial amounts has been reflected in the Pro Forma Condensed Combined Statements of Operations.

(G) Adjustments to conform accounting policies

ESI has not been able to perform any due diligence through which differences in accounting policies could be definitively identified. Based on review of the critical accounting policies included in Caremark’s Annual Report on Form 10-K for the year ended December 31, 2006, there may be a difference in the manner in which ESI and Caremark record reserves for legal matters. ESI maintains self-insurance reserves for future legal defense costs, settlements and judgments which are probable and estimable. Self-insured losses are accrued based upon estimates of the aggregate liability for the costs of uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and historical experience. Based on review of the critical accounting policies included in Caremark’s Annual Report on Form 10-K for the year ended December 31, 2006, it appears that Caremark records liabilities related to settlements and judgments for cases in which a loss is both probable and estimable. It is not clear whether Caremark’s accrual for legal liabilities includes future legal defense costs. If Caremark’s liability does not include future legal defense costs, an adjustment may be required to conform to ESI’s policy.

Because ESI has no information which would enable the estimation of any additional liability which may result from use of ESI’s self-insurance reserve accounting policy, no pro forma adjustment has been recorded to conform accounting policies. It is possible that at the time of the acquisition, the adjustment to Caremark’s recorded legal liability balance to conform to ESI’s accounting policy could be material.

(H) Amortization of intangible assets

Adjustments have been included in the Pro Forma Condensed Combined Statements of Operations to record the estimated net increase in amortization expense for other intangible assets. The incremental additional expense was calculated using a preliminary weighted average estimated useful life of 15 years to amortize the preliminary estimated value of $3,814 assigned to identifiable intangible assets.

Twelve Months Ended
December 31, 2006

Estimated amortization expense for identified intangibles	$255
Less: amortization expense recorded by Caremark	(44)

Incremental additional amortization expense	211

The amount allocated to identifiable intangible assets and the estimated useful life are based upon ESI’s historical experience. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined information.

In accordance with FAS 141, ESI will perform a detailed analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition of Caremark for the purpose of allocating the purchase price. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

(I) Interest expense

ESI will partially fund the transaction through the addition of approximately $13,573 million of new term loans at a rate of LIBOR plus 175 — 200 basis points through a new credit facility. The new term loans would also be used to repay ESI’s existing debt. The adjustment included in the Pro Forma Condensed Combined Statements of Income reflects the additional interest expense that will be recorded on the new term loans as well as the amortization of deferred financing fees. ESI expects to record $135 million of deferred financing fees with a weighted average life of 6.67 years, in connection with the new debt. Deferred financing fees are being amortized over the weighted average life of 6.67 years, which represents the maturity of the new term loans under the new credit facility.

The adjustment to interest expense reflects the following:

Twelve Months Ended
December 31, 2006

Elimination of existing interest expense — ESI	$(93)
Elimination of existing interest expense — Caremark	(27)
Elimination of deferred financing fees amortization and write-off	(4)
Interest expense on the new credit facility assuming interest rates of 7.1% and 7.4% on Term A and Term B loans, respectively	987
Amortization of deferred financing fees recorded in connection with the new credit facility	20

Adjustment Amount	$883
Impact of 1/8% increase in interest rates	$17

(J) Income taxes

Adjustments reflect the income tax effect of the pro forma adjustments, which have been calculated using statutory income tax rates.

(K) Basic and diluted shares

Both the basic and diluted number of shares of Caremark common stock outstanding have been adjusted to reflect the impact of the acquisition by applying the conversion ratio to amounts historically reported by Caremark.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the Shares as of March 1, 2007 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than five percent of the outstanding Shares, (ii) each director of the Company, (iii) each current or former executive officer of the Company named in the Summary Compensation Table on page 17 of the Company’s proxy statement on Schedule 14A for its 2006 Annual Meeting of Stockholders (the “Named Officers”), and (iv) all current executive officers and directors of the Company as a group. The table includes shares that may be acquired on March 1, 2007, or within 60 days of March 1, 2007, upon the exercise of stock options by employees or outside directors. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

	Shares Beneficially Owned
Name and Address	Number	Percent of Class(1)

George Paz(2)	564,442	*
Gary G. Benanav(3)	27,339	*
Frank J. Borelli(4)	106,368	*
Maura C. Breen(5)	10,928	*
Nicholas J. LaHowchic(6)	2,928	*
Thomas P. Mac Mahon(7)	36,928	*
John O. Parker, Jr.(8)	43,635	*
Samuel K. Skinner(9)	21,928	*
Seymour Sternberg(10)	37,947	*
Barrett A. Toan(11)	782,017	*
Howard L. Waltman(12)	118,928	*
David A. Lowenberg(13)	188,613	*
Thomas M. Boudreau(14)	123,470	*
Edward Stiften(15)	122,884	*
Edward Ignaczak(16)	63,631	*
Directors and Executive Officers as a Group (21 persons)(17)	2,463,434	1.81%
New York Life Insurance Company; NYLIFE, LLC(18)	20,000,000	14.72%

*	Indicates less than 1%

(1)	Percentages based on 135,826,029 shares of Common Stock issued and outstanding on March 1, 2007.

(2)	Consists of options for 447,823 shares granted under the Company’s 2000 Long Term Incentive Plan (the “2000 LTIP”) and its Amended and Restated 1992 and 1994 Stock Option Plans, (collectively, the “Employee Stock Option Plans”), 76,612 shares owned by Mr. Paz, 26,591 restricted shares awarded under the 2000 LTIP, and 13,416 phantom shares representing fully-vested investments in the Company Stock Fund under the Company’s Executive Deferred Compensation Plan (the “EDCP”). Excluded are 2,047 phantom shares representing unvested investments in the Company Stock Fund under the EDCP, and 22,975 SARS granted under the 2000 LTIP, which are vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(3)	Consists of options for 22,411 shares granted under the 2000 LTIP, 928 restricted shares awarded under the 2000 LTIP, and 4,000 shares owned by a trust established by Mr. Benanav.

(4)	Consists of options for 104,000 shares granted under the 2000 LTIP, 928 restricted shares awarded under the 2000 LTIP, and 1,440 shares held in trusts for family members.

(5)	Consists of 10,000 shares granted under the 2000 LTIP, and 928 restricted shares awarded under the 2000 LTIP.

(6)	Consists of 2,000 shares owned by Mr. LaHowchic and 928 restricted shares awarded under the 2000 LTIP.

(7)	Consists of options for 36,000 shares granted under the 2000 LTIP, and 928 restricted shares awarded under the 2000 LTIP.

(8)	Consists of options for 42,707 shares granted under the 2000 LTIP, and 928 restricted shares awarded under the 2000 LTIP.

(9)	Consists of options for 21,000 shares granted under the 2000 LTIP and 928 restricted shares awarded under the 2000 LTIP.

(10)	Consists of options for 30,411 shares granted under the 2000 LTIP, 928 restricted shares awarded under the 2000 LTIP, and 6,608 shares owned by Mr. Sternberg, but excludes 1,080 shares held by Mr. Sternberg’s son as to which shares Mr. Sternberg disclaims beneficial ownership.

(11)	Consists of options for 645,600 shares granted under the Employee Stock Option Plans, 928 restricted shares awarded under the 2000 LTIP, 100,574 shares owned by Mr. Toan, and 34,915 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP.

(12)	Consists of options for 12,000 shares granted under the 2000 LTIP, 928 restricted shares awarded under the 2000 LTIP, and 106,000 shares owned by Mr. Waltman.

(13)	Consists of options for 77,640 shares granted under the Employee Stock Option Plans, 10,821 restricted shares awarded under the 2000 LTIP, 84,904 shares owned by Mr. Lowenberg, and 15,248 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 825 shares held by Mr. Lowenberg’s minor children, as to which Mr. Lowenberg disclaims beneficial ownership, and 9,621 SARS granted under the 2000 LTIP which vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(14)	Consists of options for 51,381 shares granted under the Employee Stock Option Plans, 7,097 restricted shares awarded under the 2000 LTIP, 53,405 shares owned by Mr. Boudreau, and 11,587 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 400 shares held by Mr. Boudreau’s spouse, as to which Mr. Boudreau disclaims beneficial ownership, and 5,860 SARS granted under the 2000 LTIP which vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(15)	Consists of options for 76,789 shares granted under the 2000 LTIP, 34,453 restricted shares awarded under the 2000 LTIP, and 11,642 shares owned by Mr. Stiften. Excluded are 477 phantom shares representing unvested investments in the Company Stock Fund under the EDCP and 9,226 SARS granted under the 2000 LTIP which vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(16)	Consists of options for 18,891 shares granted under the 2000 LTIP, 24,747 restricted shares awarded under the 2000 LTIP, 19,538 shares owned by Mr. Ignaczak, and 455 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 353 phantom shares representing unvested investments in the Company Stock Fund under the EDCP, and 3,256 SARS granted under the 2000 LTIP which vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(17)	Consists of options for 1,707,119 shares granted under the Outside Directors Plan and the Employee Stock Option Plans, 500,889 shares owned by directors and officers as a group, 179,070 restricted shares awarded under the 2000 LTIP, and 76,356 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 3,828 phantom shares representing unvested investments in the Company Stock Fund under the EDCP, and 67,060 SARS granted under the 2000 LTIP which vested on February 28, 2007, with an exercise price higher than closing market price as of March 1, 2007.

(18)	The information with respect to the beneficial ownership of these shares as of December 31, 2006 has been obtained from a copy of an Amendment No. 7 to Schedule 13G filed February 14, 2007. Such filing reports that the beneficial owner, New York Life Insurance Company (“New York Life”) shares voting power with respect to all of the shares reported, but has sole dispositive power as to all of the shares reported, and that NYLIFE, LLC (“NYLife”), a subsidiary of New York Life, owns 9,000,000 of such shares. In August 2001, NYLife entered into a ten-year forward sale contract with respect to 9,000,000 of the shares of Common Stock, and, in April 2003 New York Life entered into a five-year forward sale contract with respect to 11,000,000 of the shares of Common Stock. Absent the occurrence of certain accelerating events, New York Life or NYLife, as applicable, retains the right to vote the shares subject to such forward sale contracts, but is subject to restrictions on the transfer of such shares. The address for New York Life and NYLife is 51 Madison Avenue, New York, NY 10010. Mr. Sternberg, a director of the Company, is also a director and holds various executive positions with New York Life, as described herein, and Mr. Benanav, a director of the Company, was also a director and held various executive positions with New York Life, as described herein, prior to his retirement from New York Life in March 2005. Mr. Sternberg and Mr. Benanav have both disclaimed beneficial ownership of the Company’s Common Stock owned by New York Life or its subsidiaries.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that might cause such a difference to occur include, but are not limited to:

•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC

Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include, but are not limited to:

•	The Company and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with the Company may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

These and other relevant factors, including those risk factors in this proxy statement and any other information included or incorporated by reference in this document, and information that may be contained in our other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

NOTE ON CAREMARK INFORMATION

All information concerning Caremark, its business, management and operations presented or incorporated by reference in this proxy statement is taken from publicly available information (primarily filings by Caremark with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled “Where To Obtain More Information.” The Company is not affiliated with Caremark, and Caremark has not permitted the Company to have access to its books and records. Therefore, nonpublic information concerning Caremark was not available to the Company for the purpose of preparing this proxy statement. Although the Company has no knowledge that would indicate that statements relating to Caremark contained or incorporated by reference in this proxy statement are inaccurate or incomplete, the Company was not involved in the preparation of those statements and cannot verify them.

The consolidated financial statements of Caremark appearing in its Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein), and Caremark management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. The Company has not obtained the authorization of Caremark’s independent auditors to incorporate by reference the audit reports relating to this information.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, the Company requested that Caremark provide the Company with information required for complete disclosure regarding the businesses, operations, financial condition and management of Caremark. The Company will amend or supplement this proxy statement to provide any and all information the Company receives from Caremark, if the Company receives the information before the Company’s Exchange Offer expires and the Company considers it to be material, reliable and appropriate.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

In accordance with the amended Bylaws of the Company, a stockholder who, at any annual meeting of stockholders of the Company, intends to nominate a person for election as director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for and interest of such stockholder in the proposal. Generally, to be timely, such notice must be received by the Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For the Company’s annual meeting to be held in 2007, any such notice should have been received by the Company at its principal executive offices between January 24, 2007 and February 23, 2007 to be considered timely for purposes of the 2007 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant Bylaw provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a proposal included in the Company’s proxy statement.

Stockholder proposals intended to be presented at the 2007 annual meeting should have been received by the Company at its principal executive office no later than December 19, 2006 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to the Company, Inc., Attention: Investor Relations, 13900 Riverport Drive, Maryland Heights, MO 63043.

By Order of the Board of Directors

Thomas M. Boudreau
Senior Vice President, General Counsel and Secretary

[          ], 2007

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this proxy statement, to the extent that a statement contained in or omitted from this proxy statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. This proxy statement incorporates by reference the documents described below that have been previously filed with the SEC. These documents contain important information about us and Caremark. The following reports and documents that we (SEC File No. 0-20199) have previously filed with the SEC are incorporated by reference:

Express Scripts Filings (File No. 0-20199)	Period

Annual Report on Form 10-K	Fiscal Year Ended December 31, 2006
The description of the Shares (previously known as the Class A Common Stock) as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed May 12, 1992, as updated by the Company’s Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock,” the Company’s Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation,” the Company’s Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to Express Scripts’ Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of Express Scripts’ Common Stock,” and the Company’s Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of Express Scripts’ Common Stock from 275,000,000 to 650,000,000,” including any amendment or report filed for the purpose of updating such description.
The description of the Company’s rights plan as contained in Item 1 of the Company’s Registration Statement on Form 8-A, filed on July 31, 2001, including all amendments and reports filed for the purpose of updating such description.
Current Reports on Form 8-K and 8-K/A	Filed on February 9, 2007 (second report), February 12, 2007, February 13, 2007, February 14, 2007, February 26, 2007, March 1, 2007, March 12, 2007 and March 13, 2007 (second report)
Proxy Statement on Schedule 14A	Filed on April 18, 2006 and January 24, 2007
Tender Offer Statement on Schedule TO	Filed on January 16, 2007, as it may be amended from time to time

We also incorporate by reference the following reports filed by Caremark (SEC File No. 0-20199) with the SEC.

Caremark Filings (File No. 001-14200)	Period

Annual Report on Form 10-K (except for the report of Caremark’s independent public accountants contained therein which is not incorporated herein by reference because the consent of Caremark’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to the Company by the SEC)	Fiscal year ended December 31, 2006
Current Reports on Form 8-K and 8-K/A	Filed on March 8, 2007 and March 12, 2007
Proxy Statement on Schedule 14A	Filed April 7, 2006
Solicitation/Recommendation on Schedule 14D-9	Filed on January 24, 2007, as it may be amended from time to time

The Company also hereby incorporates by reference any additional documents that it or Caremark may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this proxy statement until the date of the special meeting. Nothing in this proxy statement shall be deemed to incorporate information furnished but not filed with the SEC.

Stockholders may obtain any of these documents without charge upon written or oral request to the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, collect at (212) 929-5500 or toll free at (800) 322-2885, or from the SEC at the SEC’s website at http://www.sec.gov.

WHERE CAN YOU FIND MORE INFORMATION

The Company and Caremark file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Room 1024
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

IMPORTANT

If your Shares are held in your own name, please sign, date and return the enclosed proxy card today. If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed proxy card to your broker or bank and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

If you have any questions or need assistance, please contact:

105 Madison Avenue
New York, New York 10016,
Call Collect: (212) 929-5500
or
Toll Free: at (800) 322-2885
Email: expressscripts@mackenziepartners.com

IMPORTANT:
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

PROXY SOLICITED ON BEHALF OF EXPRESS SCRIPTS, INC.

The undersigned stockholder of Express Scripts, Inc. hereby appoints [     ], or any of them, proxies of the undersigned, each with power of substitution, at the special meeting of stockholders of Express Scripts to be held at [          ], at [          ], local time, on May [ ], 2007, and at any postponement of adjournment thereof, to vote all shares of common stock of Express Scripts held or owned by the undersigned as directed on the reverse side of this proxy.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

EXPRESS SCRIPTS, INC
PROXY VOTING INSTRUCTIONS

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Express Scripts, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

Via Internet Accessing the World Wide Web site http://www.cesvote.com and follow the instructions to vote via the internet.

By Phone
Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-888-693-8683 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail Completing, dating, signing and mailing the GOLD proxy card in the postage-paid envelope included with the proxy statement.

You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL

Proposal 1	Approval of the issuance of the approval of the issuance of shares of the Company’s common stock, par value $0.01 per share in connection with the Company’s proposed acquisition of all of the outstanding shares of common stock, par value $0.001 per share, of Caremark Rx, Inc., a Delaware corporation (the “Share Issuance Proposal”).

☐ FOR       ☐ ABSTAIN       ☐ AGAINST

Proposal 2	Approval of any adjournment or postponement of the Special Meeting, including if necessary, to solicit additional proxies in favor of the adoption of the Share Issuance Proposal if there are not sufficient votes for that proposal.

☐ FOR       ☐ ABSTAIN       ☐ AGAINST

Where no direction is specified, this proxy will be voted “FOR” proposal 1 and “FOR” proposal 2 as recommended by the Board of Directors. In its discretion, the proxy is authorized to vote upon such other business as may properly come before the special meeting and any adjournments, postponements, continuations and reschedulings thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF ON BEHALF OF THE UNDERSIGNED.

Dated: _ _, 2007

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.